Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 28, 2008)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 5, 2008. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 28, 2008, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

August 5, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 29, 2008

Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 333-147828

Hawker Beechcraft Acquisition Company, LLC

Hawker Beechcraft Notes Company

(Exact name of registrant as specified in its charter)

Delaware	71-1018770 20-8650498
(State of Incorporation)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas 67206

(Address of Principal Executive Offices) (Zip Code)

(316) 676-7111

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer  ☒    Smaller reporting company  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

No membership interests in Hawker Beechcraft Acquisition Company, LLC, and no common shares of Hawker Beechcraft Notes Company are held by non-affiliates.

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements (Unaudited)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions)

	June 29, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$374.2	$569.5
Accounts and notes receivable, net	79.3	80.3
Unbilled revenue	43.0	24.1
Inventories, net	1,683.2	1,289.3
Current deferred income tax asset	46.5	47.9
Assets held for sale	125.7	—
Prepaid expenses and other current assets	54.4	60.5

Total current assets	2,406.3	2,071.6
Property, plant and equipment, net	641.9	655.7
Goodwill	609.3	716.0
Intangible assets, net	1,083.7	1,118.2
Other assets, net	108.6	113.7

Total assets	$4,849.8	$4,675.2

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$67.1	$69.6
Advance payments and billings in excess of costs incurred	619.1	541.2
Accounts payable	373.0	323.6
Accrued salaries and wages	65.0	60.5
Accrued interest payable	45.3	25.4
Liabilities held for sale	2.2	—
Other accrued expenses	188.8	168.7

Total current liabilities	1,360.5	1,189.0
Long-term debt	2,374.1	2,377.3
Accrued retiree benefits and other long-term liabilities	105.5	103.0
Non-current deferred income tax liability	0.4	1.5

Total liabilities	3,840.5	3,670.8
Equity
Paid-in capital	996.4	989.2
Accumulated other comprehensive income	18.5	14.4
Retained (deficit) earnings	(5.6)	0.8

Total equity	1,009.3	1,004.4

Total liabilities and equity	$4,849.8	$4,675.2

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Operations (Unaudited)

(In millions)

	Successor		Successor		Predecessor
	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007	Six Months Ended June 29, 2008	Three Months Ended June 24, 2007	Three Months Ended March 25, 2007
Sales:
Aircraft and parts	$941.9	$641.7	$1,473.4	$641.7	$603.9
Services	86.8	59.4	131.8	59.4	46.4
Sales to related parties	—	—	—	—	20.5

Total sales	1,028.7	701.1	1,605.2	701.1	670.8
Cost of sales:
Aircraft and parts	777.6	600.4	1,216.5	600.4	486.4
Services	64.8	58.1	118.6	58.1	51.7
Sales to related parties	—	—	—	—	20.5

Cost of sales	842.4	658.5	1,335.1	658.5	558.6

Gross margin	186.3	42.6	270.1	42.6	112.2

Selling, general and administrative expenses	73.3	55.2	132.7	55.2	59.5
Research and development expenses	26.6	24.0	52.5	24.0	21.3

Operating income (loss)	86.4	(36.6)	84.9	(36.6)	31.4

Intercompany interest expense, net	—	—	—	—	15.8
Interest expense (income), net	46.9	51.2	94.5	51.2	(0.9)
Other expense (income), net	0.2	(1.1)	0.4	(1.1)	(0.1)

Non-operating expense, net	47.1	50.1	94.9	50.1	14.8

Income (loss) before taxes	39.3	(86.7)	(10.0)	(86.7)	16.6
Provision for (benefit from) income taxes	14.4	(9.6)	(3.6)	(9.6)	6.4

Net income (loss)	$24.9	$(77.1)	$(6.4)	$(77.1)	$10.2

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Equity and Comprehensive Income (Unaudited)

(In millions)

For the Period January 1, 2007 - March 25, 2007 (Predecessor)

	Raytheon's Net Investment	Accumulated Other Comprehensive (Loss)	Total Invested Equity	Total Comprehensive Income
Balance at January 1, 2007	$1,330.0	$(85.9)	$1,244.1	$—
Net transfers from Raytheon	117.4		117.4
Stock-based compensation	1.2		1.2
Net income	10.2		10.2	10.2
Other comprehensive income (loss), net of tax:
Amortization of pension and other benefits		5.5	5.5	5.5
Unrealized loss on cash flow hedges		(1.1)	(1.1)	(1.1)
Foreign currency translation adjustments		(1.7)	(1.7)	(1.7)
Unrealized losses on investments		(0.3)	(0.3)	(0.3)

Total comprehensive income				$12.6

Balance at March 25, 2007	$1,458.8	$(83.5)	$1,375.3

For the Period March 26, 2007 - June 29, 2008 (Successor)

	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Equity	Total Comprehensive Income (Loss)
Balance at March 26, 2007
Net contribution from Hawker Beechcraft, Inc.	$976.7	$—	$—	$976.7	$—
Stock-based compensation	12.5			12.5
Net income		0.8		0.8	0.8
Other comprehensive income (loss), net of tax:
Net gain on pension and other benefits			27.0	27.0	27.0
Unrealized loss on cash flow hedges			(12.3)	(12.3)	(12.3)
Foreign currency translation adjustments			(0.3)	(0.3)	(0.3)

Total comprehensive income					$15.2

Balance at December 31, 2007	$989.2	$0.8	$14.4	$1,004.4
Stock-based compensation	7.2			7.2
Net loss		(6.4)		(6.4)	$(6.4)
Other comprehensive income, net of tax:
Net gain on pension and other benefits			0.3	0.3	0.3
Unrealized gain on cash flow hedges			3.1	3.1	3.1
Foreign currency translation adjustments			0.7	0.7	0.7

Total comprehensive loss					$(2.3)

Balance at June 29, 2008	$996.4	$(5.6)	$18.5	$1,009.3

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Successor		Predecessor
	Six Months Ended June 29, 2008	Three Months Ended June 24, 2007	Three Months Ended March 25, 2007
Cash flows from operating activities:
Net (loss) income	$(6.4)	$(77.1)	$10.2
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	78.2	37.6	21.9
Amortization of debt issuance costs	4.8	2.2	—
Amortization of deferred compensation	2.5	3.2	—
Stock-based compensation	7.2	3.6	1.2
Current and deferred income taxes	(3.7)	8.2	(10.3)
Changes in assets and liabilities:
Accounts receivable	1.0	6.9	8.6
Unbilled revenue, advanced payments and billings in excess of costs incurred	59.0	115.2	(81.0)
Inventories	(291.9)	(43.4)	(87.9)
Prepaid expenses and other current assets	(13.9)	4.7	33.2
Accounts payable	49.4	(23.5)	(6.7)
Accrued salaries and wages	4.5	13.2	0.3
Other accrued expenses	46.9	(25.6)	(15.9)
Pension and other changes, net	8.1	30.2	3.5
Income taxes paid	(4.9)	—	—
Origination of financing receivables	—	—	(20.6)
Collection of financing receivables not sold	—	38.4	36.2

Net cash (used in) provided by operating activities	(59.2)	93.8	(107.3)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(27.6)	(13.5)	(26.2)
Additions to computer software	(2.1)	—	(1.1)
Acquisition of business, net of cash acquired	—	(3,223.3)	—

Net cash used in investing activities	(29.7)	(3,236.8)	(27.3)

Cash flows from financing activities:
Equity contributions	—	976.7	—
Issuance of long-term debt	—	2,400.0	—
Debt issuance costs	—	(66.0)	—
Payment of notes payable	(103.3)	—	—
Payment of term loan	(3.2)	—	—
Net transfers from Raytheon	—	—	117.4

Net cash (used in) provided by financing activities	(106.5)	3,310.7	117.4

Effect of exchange rates on cash and cash equivalents	0.1	—	—
Net (decrease) increase in cash and cash equivalents	(195.3)	167.7	(17.2)
Cash and cash equivalents at beginning of period	569.5	—	25.9

Cash and cash equivalents at end of period	$374.2	$167.7	$8.7

Supplemental Disclosures:
Net non-cash transfers to (from) property, plant and equipment	$12.0	$(27.7)	$—
Inventories acquired through issuance of notes	$100.8	$—	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Background and Basis of Interim Presentation

Hawker Beechcraft, Inc. (“HBI”) was formed in late 2006 by GS Capital Partners VI, L.P., an affiliate of The Goldman Sachs Group, Inc., and Onex Partners II LP, an affiliate of Onex Corporation, for the purpose of purchasing the Raytheon Aircraft business (“RA” or the “Predecessor”) from Raytheon Company (“Raytheon”) (the “Acquisition”). The Acquisition was completed on March 26, 2007. HBI acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC (“HBAC”), and substantially all of the assets of Raytheon Aircraft Services Limited. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to HBAC. HBAC is engaged in the design, development, manufacturing, marketing, selling and servicing of business and general aviation, training and special mission aircraft.

Predecessor

The accompanying unaudited condensed consolidated financial statements of RA include allocations of certain Raytheon corporate expenses, including legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other Raytheon corporate and infrastructure costs. The expense and cost allocations were determined on bases that were considered reasonable by RA management in order to reflect the utilization of services provided or the benefit received by RA during the periods presented. The unaudited condensed consolidated financial statements included herein do not necessarily reflect the results of operations, financial position, changes in owner’s net investment and cash flows of HBAC in the future or what RA’s financial condition or results of operations would have been had it operated as a separate, stand-alone entity during the periods presented.

Successor

The accompanying unaudited condensed consolidated financial statements include the accounts of HBAC and its subsidiaries subsequent to the Acquisition.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted. In the opinion of HBAC management, these unaudited condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial statements for the interim periods in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation.

Certain reclassifications have been made to prior period financial statements and notes to conform to the current period presentation. The unaudited condensed consolidated statement of financial position as of December 31, 2007 was derived from audited financial statements but does not include all disclosures required by GAAP. The interim financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, included in our 2007 Annual Report on Form 10-K for the year ended December 31, 2007.

2. Recent Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2007 and for interim periods within those years. Relative to SFAS 157, the FASB issued FASB Staff Positions (“FSP”) 157-1 and 157-2 in February 2008. FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. As discussed in Note 4, we adopted SFAS 157 for financial assets and financial liabilities on January 1, 2008. The adoption of SFAS 157 did not have a material impact on our consolidated financial position or results of operations. We are currently evaluating the potential impact that the application of SFAS 157 to our nonfinancial assets and nonfinancial liabilities will have on our financial position and results of operations.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). SFAS 159 requires business entities to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting period. This accounting standard is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted SFAS 159 on January 1, 2008 and did not elect the fair value option for eligible items that existed at the date of adoption.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes a framework for principles and requirements for how an acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This accounting standard is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. We will apply SFAS 141(R) prospectively for business combinations occurring after the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This accounting standard is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. We are evaluating the impact the adoption of SFAS 160 will have on our financial position and results of operations.

In December 2007, the Emerging Issues Task Force (“EITF”) concluded on Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 requires that transactions with third parties (i.e., revenue generated and costs incurred by the partners) should be reported in the appropriate line item in each company’s financial statement pursuant to the guidance in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. EITF 07-1 also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, amount and income statement classification of collaboration transactions between the parties. EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. We are evaluating the impact the adoption of EITF 07-1 will have on our financial position and results of operations.

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 110 (“SAB 110”). SAB 110 expresses the views of the staff regarding the use of the “simplified” method, as discussed in SAB 107, in developing an estimate of the expected term of “plain vanilla” share options. SAB 107 allowed usage of the “simplified” method for share option grants prior to December 31, 2007. At the time SAB 107 was issued, the SEC staff believed that more detailed external information about employee exercise behavior would become readily available. However, because the staff understood that such detailed information may not be available by December 31, 2007, SAB 110 allows public companies which do not have historically sufficient experience to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. HBAC currently uses the “simplified” method to estimate the expected term for share option grants as it does not have enough historical experience to provide a more refined estimate. HBAC will continue to use the “simplified” method until it has enough historical experience to provide a more refined estimate of expected term in accordance with SAB 110. The effect of adopting SAB 110 on our financial position and results of operations was not material.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires disclosure of derivative features that are credit risk related. Finally, it requires cross-referencing within footnotes. This accounting standard is effective for financial statements issued for fiscal years and interim periods beginning on or after November 15, 2008. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not impact our financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. This accounting standard is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We do not expect the adoption of SFAS 162 will have a material impact on our financial position or results of operations.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60 (“SFAS 163”). SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. SFAS 163 also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. We are evaluating the impact the adoption of SFAS 163 will have on our financial position and results of operations.

3. Subsequent Event

On February 21, 2008, HBAC signed a definitive agreement to sell its wholly-owned fuel and line operations to BBA Aviation for $128.5 million. The transaction includes fuel and line operations at seven domestic U.S. locations in: Atlanta, Georgia; Houston and San Antonio, Texas; Indianapolis, Indiana; Tampa, Florida; Van Nuys, California; and Wichita, Kansas. Sales for the fuel and line operations, which are included in the Customer Support segment, were $21.1 million and $41.4 million, respectively, for the three and six months ended June 29, 2008. HBAC will retain its factory-owned maintenance and customer support facilities at these locations. Operations in Little Rock, Arkansas; Chester, England, U.K.; and Toluca, Mexico will not be affected.

The sale closed for six of the seven facilities, as allowed by the definitive agreement, on July 24, 2008. HBAC received $105.8 million of cash proceeds as a result of the sale of the six facilities. The sale is expected to close for the final site, Van Nuys, California, in the second half of 2008.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), the assets and liabilities of the fuel and line operations are presented as “held for sale” on the statement of financial position. The fuel and line operations do not qualify as a discontinued operation in accordance with SFAS 144, and, accordingly, are not classified as discontinued operations on the financial statements. We do not expect to record a significant gain or loss on the sale of the fuel and line operations.

The assets and liabilities of the fuel and line operations are as follows:

(In millions)	June 29, 2008
Inventories, net	$1.4
Prepaid expenses and other current assets	5.1
Property, plant and equipment, net	12.0
Goodwill	107.2

Total assets	$125.7

Other accrued expenses	$2.2

Total liabilities	$2.2

4. Fair Value

Effective January 1, 2008, HBAC adopted the provisions of SFAS 157, except as it applies to those nonfinancial assets and nonfinancial liabilities affected by the one year delay identified in FSP 157-2. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements; it only applies to accounting pronouncements that already require or permit fair value measures.

To implement SFAS 157, HBAC performed an analysis of all existing financial assets and financial liabilities measured at fair value on a recurring basis to determine the significance and character of all inputs used to determine their fair value. Based on this assessment, the adoption of SFAS 157 did not have a material effect on HBAC’s net asset value. However, adoption of SFAS 157 does require HBAC to provide additional disclosures about the inputs used to develop the fair value measurements and the effect of certain measurements on changes in net assets for the reportable periods as contained in HBAC’s periodic filings.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

The following table presents financial assets and liabilities measured at fair value on a recurring basis at June 29, 2008:

	Fair Value Measurements at Reporting Date Using:
(In millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of June 29, 2008
Assets
Cash equivalents	$353.4	$—	$—	$353.4
Derivative assets	—	8.9	—	8.9

Total	$353.4	$8.9	$—	$362.3

Liabilities
Derivative liabilities	$—	$20.4	$—	$20.4

Total	$—	$20.4	$—	$20.4

Cash equivalents consist primarily of money market funds and are classified within Level 1 of the fair value hierarchy. Our derivative financial instruments consist of foreign currency forward contracts and an interest rate swap, and the fair value of these instruments is derived using valuation models that utilize the income valuation approach. Significant inputs to these valuation models include exchange rates and interest rate yield curves. These inputs are obtained using a third party pricing service and are thus observable, which places them within Level 2 of the fair value hierarchy.

5. Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage from 1 to 10 years. HBAC estimates its warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Activity related to commercial aircraft and part warranty provisions was as follows:

	Successor		Successor		Predecessor
(In millions)	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007	Six Months Ended June 29, 2008	Three Months Ended June 24, 2007	Three Months Ended March 25, 2007
Beginning balance	$60.5	$48.1	$60.8	$48.1	$57.5
Accrual for aircraft and part deliveries	9.6	7.9	15.0	7.9	8.1
(Reversals) accruals related to prior period deliveries	(2.2)	0.6	(2.6)	0.6	(9.7)
Warranty services provided	(3.9)	(6.0)	(9.2)	(6.0)	(4.2)

Ending balance	$64.0	$50.6	$64.0	$50.6	$51.7

Warranty provisions related to aircraft deliveries on contracts accounted for under American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”), using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the warranty work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts. The change from the Predecessor ending balance as of March 25, 2007 to the Successor beginning balance for the three months ended June 24, 2007 relates to adjustments resulting from the application of purchase accounting.

6. Inventories, net

Inventories consisted of the following:

(In millions)	June 29, 2008	December 31, 2007
Finished goods	$203.1	$180.0
Work in process	1,146.1	805.5
Materials and purchased parts	334.0	303.8

Inventories, net	$1,683.2	$1,289.3

Net non-cash transfers of $2.6 million and $27.7 million for the six months ended June 29, 2008 and the three months ended June 24, 2007, respectively, were excluded from changes in inventories in the statement of cash flows for aircraft physically transferred from property, plant and equipment to inventory.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

7. Goodwill

Changes in the carrying amount of goodwill by reportable segment for the six months ended June 29, 2008 were as follows:

(In millions)	Business and General Aviation	Trainer Aircraft	Customer Support	Total
Balance at December 31, 2007	$353.4	$222.0	$140.6	$716.0
Purchase price allocation adjustments	(3.7)	—	4.2	0.5
Reclassified to assets held for sale	—	—	(107.2)	(107.2)

Balance at June 29, 2008	$349.7	$222.0	$37.6	$609.3

During the six months ended June 29, 2008, HBAC finalized the purchase price allocation of the Acquisition, which resulted in a shift of $3.7 million of goodwill from the Business and General Aviation segment to the Customer Support segment. In addition, HBAC identified final purchase price adjustments resulting in a $0.5 million increase in goodwill. As discussed in Note 3, $107.2 million of goodwill was reclassified to assets held for sale.

8. Debt and Notes Payable

Long-term debt consisted of the following:

(In millions)	June 29, 2008	December 31, 2007
Senior secured term loan due 2014	$1,287.1	$1,290.3
Senior fixed rate notes due 2015	400.0	400.0
Senior PIK-election notes due 2015	400.0	400.0
Senior subordinated notes due 2017	300.0	300.0

Total debt	2,387.1	2,390.3
Less current portion	13.0	13.0

Long-term debt	$2,374.1	$2,377.3

Notes payable represents a deferred payment obligation to a supplier under which the supplier is paid by a lender upon HBAC’s receipt of goods, and HBAC pays the lender within 155 days under the terms of the underlying short-term promissory notes, with interest determined at the five month LIBOR plus 1.85%. At June 29, 2008 and December 31, 2007, outstanding notes payable were $54.1 million and $56.6 million, respectively. The issuance of these notes is treated as a non-cash financing transaction, and $100.8 million of notes were issued during the six months ended June 29, 2008.

9. Income Taxes

HBAC utilizes the asset and liability method of accounting for income taxes, which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period in which the rate change occurs. A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

HBAC is included in the consolidated U.S. federal tax return of HBI. HBI, or one of its subsidiaries, files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. Despite our belief that our tax return positions are consistent with applicable tax laws, we believe that certain positions are likely to be challenged by taxing authorities. HBAC’s tax reserves reflect the difference between the tax benefit claimed on tax returns and the amount recognized in the financial statements in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). These reserves have been established based on management’s assessment as to potential exposure attributable to permanent differences and interest applicable to both permanent and temporary differences. The tax reserves are reviewed periodically and adjusted in light of changing facts and circumstances, such as progress of tax audits, lapse of applicable statutes of limitations and changes in tax law. We do not anticipate any material changes to our existing tax reserves to occur within the next twelve months.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The provision for income taxes for interim periods is based on estimated annual effective income tax rates. HBAC’s effective tax rate was 36.0% for the six months ended June 29, 2008, and the income tax benefit for this period consisted of $5.0 million for federal income taxes and $0.7 million for state income taxes offset by a $2.1 million provision for foreign income taxes. HBAC’s effective tax rate was 11.1% for the three months ended June 24, 2007, and the income tax benefit for this period consisted of $2.8 million for federal income taxes and $6.8 million for state income taxes. The permanent items reducing the effective tax rate had a greater impact on the effective tax rate for the three months ended June 24, 2007 than for the six months ended June 29, 2008 due to the adverse impact of purchase accounting on projected 2007 book income before taxes. RA’s effective tax rate was 38.6% for the three months ended March 25, 2007.

10. Pension and Other Employee Benefits

HBAC has several defined benefit pension and retirement plans covering the majority of its employees hired prior to January 1, 2007 (“Pension Benefits”). In addition to providing Pension Benefits, HBAC provides certain health care and life insurance benefits to retired employees through other postretirement defined benefit plans (“Other Benefits”).

The following table outlines the components of net periodic benefit cost for Pension Benefits:

	Successor		Successor		Predecessor
(In millions)	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007	Six Months Ended June 29, 2008	Three Months Ended June 24, 2007	Three Months Ended March 25, 2007

Service cost	$5.9	$7.0	$11.9	$7.0	$6.6
Interest cost	13.1	12.8	26.2	12.8	13.8
Expected return on plan assets	(16.3)	(16.4)	(32.6)	(16.4)	(17.1)
Amortization of prior service cost	—	—	—	—	0.9
Amortization of net (gain) loss	(1.2)	—	(2.5)	—	4.2

Net amount recognized	$1.5	$3.4	$3.0	$3.4	$8.4

The net periodic benefit cost for the Predecessor includes expense from the United Kingdom Pension Benefits plans of $0.8 million for the three months ended March 25, 2007. As a result of the Acquisition, Raytheon retained the United Kingdom Pension Benefits plans and their associated assets and liabilities. HBAC implemented a defined contribution plan for its employees in the United Kingdom, and, for the three and six months ended June 29, 2008, recognized $0.3 million and $0.6 million, respectively, of expense associated with this plan. For the three months ended June 24, 2007, HBAC recognized $0.2 million of expense for this plan.

The following table outlines the components of net periodic benefit cost for Other Benefits:

	Successor		Successor		Predecessor
(In millions)	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007	Six Months Ended June 29, 2008	Three Months Ended June 24, 2007	Three Months Ended March 25, 2007
Service cost	$0.1	$0.2	$0.3	$0.2	$0.2
Interest cost	0.3	0.3	0.6	0.3	0.2
Amortization of transition obligation	—	—	—	—	0.2

Net amount recognized	$0.4	$0.5	$0.9	$0.5	$0.6

We expect total contributions, both required and discretionary, to the Pension Benefits and Other Benefits plans to be approximately $0.7 million and $1.0 million, respectively, in 2008.

HBAC maintains a 401(k) plan (defined contribution plan) under which covered employees are allowed to contribute up to a specific percentage of their pay. HBAC matches (“HBAC Match”) up to a maximum of 4% of the employee’s pay. The HBAC Match is invested in the same way as the employee contributions. Total HBAC Match expense was $4.6 million and $9.7 million, respectively, for the three and six months ended June 29, 2008. For the three months ended June 24, 2007, HBAC’s match expense was $3.6 million. The Predecessor had a similar plan for which the expense was $4.1 million for the three months ended March 25, 2007.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HBAC maintains a retirement income savings program (“RISP”) for certain employees who were hired on or after January 1, 2007. These employees will participate in the RISP in place of the Pension Benefits described above. HBAC contributes to the covered employee’s participant account up to a maximum of 9% of the employee’s pay based on the employee’s age and tenure. The funds can be invested among several investment options as directed by the employee. Total expense for the RISP was $0.8 million and $1.4 million, respectively, for the three and six months ended June 29, 2008. For the three months ended June 24, 2007, total expense for the RISP was $0.1 million. The Predecessor had a similar retirement income savings program for which the expense was less than $0.1 million for the three months ended March 25, 2007.

11. Stock-Based Compensation

During the six months ended June 29, 2008, HBI granted nonqualified employee stock options with vesting based on future service or financial performance. HBAC applied the fair value provisions of SFAS No. 123(R), Share-Based Payment, to value the stock option awards. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Service Vesting	Performance Vesting
Expected term in years	6.4	6.4
Expected volatility	37.1%	37.7%
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	3.4%	3.3%

The expected term represents the period of time the options are expected to be outstanding and was determined for new grants using the simplified method as prescribed in SAB 110. The expected term assumption incorporates the contractual term of an option grant, which is ten years, as well as the vesting period of the award. The expected volatility assumption was calculated by averaging the historical volatility of a peer group of publicly-traded aerospace and defense companies over a term equal to the expected term of the option granted. The risk-free interest rate reflects the yield on a zero-coupon U.S. Treasury bond over a period that approximates the expected term of the option granted.

Stock option activity for the six months ended June 29, 2008 was as follows:

Service Vesting	Number of Options
Outstanding at December 31, 2007	3,710,678
Granted	289,982
Exercised	(67,249)
Forefeited or expired	(158,459)

Outstanding at June 29, 2008	3,774,952

Performance Vesting	Number of Options
Outstanding at December 31, 2007	4,131,604
Granted	299,218
Exercised	(39,966)
Forefeited or expired	(178,874)

Outstanding at June 29, 2008	4,211,982

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Restricted share activity for the six months ended June 29, 2008 was as follows:

Number of Shares
Nonvested at December 31, 2007	464,505
Granted	1,940
Vested	(103,916)
Forfeited	—

Nonvested at June 29, 2008	362,529

During the six months ended June 29, 2008, HBAC recognized $7.2 million of cost for stock-based compensation.

12. Related Party Transactions

Onex Partners II LP and its affiliated entities own approximately 49% of the issued and outstanding common stock of HBI. Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of our suppliers. Spirit supplies certain components for our Hawker aircraft, and we believe that purchases of components from Spirit are based on standard market terms. We received components from Spirit of approximately $14.7 million and $2.8 million for the six months ended June 29, 2008 and the three months ended June 24, 2007, respectively. The Predecessor received components from Spirit of approximately $6.0 million for the three months ended March 25, 2007. Advance payments to Spirit for goods not yet received were $4.2 million and $2.4 million at June 29, 2008 and December 31, 2007, respectively.

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own approximately 49% of the issued and outstanding common stock of HBI. Goldman, Sachs & Co. acted as an Initial Purchaser in the 2007 offering of the notes that were later exchanged for our outstanding publicly held notes in a registered exchange offer. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger, joint book runner, syndication agent and a lender under our senior secured credit facilities. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates.

We entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and Onex Partners II LP, effective upon the closing of the Acquisition. Under the arrangement, we pay these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement.

A member of the Board of Directors of HBI is also a member of the Board of Directors of Spirit.

Related party transactions for the Predecessor refer to transactions with Raytheon and its affiliates.

13. Commitments and Contingencies

In the normal course of business, HBAC leases equipment, office buildings and other facilities under leases that include standard escalation clauses to reflect changes in price indices, as well as renewal options. Rent expense for HBAC was $3.1 million and $4.9 million, respectively, for the three and six months ended June 29, 2008. Rent expense for HBAC was $2.0 million for the three months ended June 24, 2007, and rent expense for RA was $6.3 million for the three months ended March 25, 2007. As a result of the Acquisition, Raytheon retained certain lease obligations that were previously held by RA.

HBAC has assigned certain leasehold interests to third parties but remains liable to the lessor to the extent the assignee defaults on future lease payments amounting to $10.4 million and $10.9 million at June 29, 2008 and December 31, 2007, respectively, extending through 2021.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HBAC has committed to construct facilities and purchase equipment under contracts with various third parties. Future payments of $39.0 million and $6.8 million are required under these contracts at June 29, 2008 and December 31, 2007, respectively. The increase in commitments is driven primarily by plans to upgrade our existing service center in Indianapolis, Indiana, to open a new service center in Mesa, Arizona and to purchase new tooling and machinery.

HBAC retains liability for losses and expenses for aircraft product liability up to a maximum of $5 million per occurrence and $20 million per fiscal year. Insurance purchased from third parties is expected to cover excess aggregate liability exposure from $20 million to $750 million. This coverage also includes the excess liability over $5 million per occurrence. Raytheon retained the liability for claims relating to occurrences after April 1, 2001 through March 25, 2007. We retain liability for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon. The aircraft product liability reserve was $7.8 million and $7.4 million at June 29, 2008 and December 31, 2007, respectively, and was based on management’s estimate of its expected losses not covered by third party insurers. HBAC currently has no offsetting receivable for insurance recovery associated with this estimate.

HBAC is involved in various stages of investigation and cleanup related to remediation of various environmental sites. HBAC’s estimate of total environmental remediation costs expected to be incurred is $2.2 million. Discounted at a weighted-average risk-free rate of 6.0%, HBAC estimates the liability to be $1.2 million and accrued this amount in other accrued expenses at June 29, 2008. Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage and the unresolved extent of HBAC’s responsibility, it is difficult to determine the ultimate outcome of these matters. However, any additional liability is not expected to have a material adverse effect on HBAC’s financial position, results of operations or liquidity.

HBAC issues guarantees and has banks and surety companies issue, on its behalf, letters of credit and surety bonds to meet various administrative, bid, performance, warranty, retention and advance payment obligations of HBAC or its affiliates. Approximately $103.9 million, $97.0 million and $1.3 million of these guarantees, letters of credit and surety bonds, for which there were stated values, were outstanding at June 29, 2008, respectively, and $101.0 million, $68.8 million and $3.8 million were outstanding at December 31, 2007, respectively. These instruments expire on various dates through 2016.

HBAC is subject to oversight by the Federal Aviation Administration (“FAA”). The FAA routinely evaluates aircraft operational and safety requirements and is responsible for certification of new and modified aircraft. Future action by the FAA may adversely affect HBAC’s financial position, results of operations and liquidity, including recovery of its investment in new aircraft.

HBAC as a defense contractor is subject to many levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the U.S. Department of Defense Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional committees. Future action by these agencies and legislative committees may adversely affect HBAC’s financial position, results of operations and liquidity.

On October 12, 2007, an action was filed by Paragon & Co. and Charles A. Lubash in the Superior Court of the State of California, County of Los Angeles against The Goldman Sachs Group, Inc. (“GS Group”), Sanjeev Mehra (an employee of GS Group and one of our directors), Hawker Beechcraft Corporation (“HBC”), Hawker Beechcraft Charter & Management, Inc. (“HBCM”) and Hawker Beechcraft Services, Inc. (“HBS”). The complaint alleges that defendants breached an oral agreement with the plaintiffs whereby the plaintiffs would be compensated in connection with the arrangement and structuring of the acquisition of Raytheon Aircraft and, alternatively, that defendants defrauded plaintiffs in connection with such an arrangement. The plaintiffs seek up to $300 million in damages. The defendants removed the action to the federal district court in the Central District of California. On June 6, 2008, the plaintiffs filed an amended complaint naming GS Group, Sanjeev Mehra and HBC as defendants. The amended complaint does not name HBCM or HBS. We intend to vigorously defend the action. Defendants moved to dismiss the amended complaint on July 14, 2008. The ultimate liability, if any, of this action is presently indeterminable.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A Texan II (“T-6A”) trainers and certain special mission King Air aircraft sold to the U.S. Government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes that the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement. According to the U.S. Attorney’s Office, the FAA had recommended fines against HBAC of at least $2.5 million arising out of the alleged supplier nonconformance and HBAC’s alleged quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial condition.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

On June 28, 2008, the U.S. Attorney’s Office sent notice to us that it was investigating whether HBAC’s (and its predecessor’s) alleged conduct violated the civil False Claims Act (“FCA”) arising from the same facts as the FAA proceeding described above. The investigation is focused on the alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6A and King Air aircraft delivered to the government. Under the FCA, the government can recover treble damages suffered by the government plus civil penalties of up to $11,000 for each false claim. An adverse judgment under the FCA can also subject HBAC to suspension or debarment of future government business. HBAC is cooperating with the investigation. At this time, HBAC cannot determine whether the government will proceed with any case and, if so, whether HBAC will be liable for any damages or penalties or the amount if liability is found.

In addition, various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against HBAC. While the ultimate liability or potential range of loss, if any, from these proceedings is presently indeterminable, any additional liability is not expected to have a material adverse effect on HBAC’s financial position, results of operations or liquidity.

14. Business Segment Information

Reportable segments include the following: Business and General Aviation, Trainer Aircraft and Customer Support. Business and General Aviation designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft and related service contracts. Trainer Aircraft designs, develops, manufactures, markets and sells military training aircraft to the U.S. Government and foreign governments. Customer Support provides parts and service support for in-service aircraft worldwide. For Predecessor periods, the Business and General Aviation and Customer Support segments’ net sales included sales to parties affiliated with Raytheon as well as intersegment sales recorded at cost plus a specified fee, which may have differed from what the selling entity would have been able to obtain on external sales. Subsequent to the Acquisition, any sales to parties affiliated with Raytheon are reported as external sales. The Trainer Aircraft segment does not have related party or intersegment sales.

While some working capital accounts are maintained on a segment basis, much of HBAC’s assets are not managed or maintained on a segment basis. Certain property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, prepaid expenses, other assets and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in production across all segments. Work in process inventory is identifiable by segment but is managed and evaluated at the program level. As there is no segmentation of HBAC’s productive assets, no allocation of these amounts has been made for purposes of segment disclosure.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Segment financial results were as follows:

	Successor		Successor		Predecessor
(In millions)	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007	Six Months Ended June 29, 2008	Three Months Ended June 24, 2007	Three Months Ended March 25, 2007
Sales
Business and General Aviation	$816.6	$505.2	$1,241.6	$505.2	$490.6
Trainer Aircraft	93.4	95.2	170.7	95.2	91.2
Customer Support	143.7	126.3	281.4	126.3	116.4
Eliminations	(25.0)	(25.6)	(88.5)	(25.6)	(27.4)

Total	$1,028.7	$701.1	$1,605.2	$701.1	$670.8

Operating Income (Loss)
Business and General Aviation	$53.7	$(48.4)	$29.1	$(48.4)	$8.9
Trainer Aircraft	7.3	11.3	11.6	11.3	12.2
Customer Support	25.4	0.6	44.3	0.6	9.6
Eliminations	—	(0.1)	(0.1)	(0.1)	0.7

Total	$86.4	$(36.6)	$84.9	$(36.6)	$31.4

Intersegment sales for the three and six months ended June 29, 2008 were $15.0 million and $66.4 million, respectively, for Business and General Aviation and $10.0 million and $22.1 million, respectively, for Customer Support. Intersegment sales for the three months ended June 24, 2007 were $16.6 million for Business and General Aviation and $9.0 million for Customer Support. Intersegment sales for RA for the three months ended March 25, 2007 were $13.5 million for Business and General Aviation and $13.9 million for Customer Support.

Sales to affiliated parties for the three months ended March 25, 2007 were $17.4 million and $3.1 million for Business and General Aviation and Customer Support, respectively.

15. Guarantor Subsidiary Financial Information

HBAC’s obligation to pay principal and interest under certain debt instruments is guaranteed on a joint and several basis by certain guarantor subsidiaries. The guarantees are full and unconditional, and the guarantor subsidiaries are 100% owned by HBAC. Non-guarantor subsidiaries consist primarily of foreign subsidiaries of HBAC, which are organized outside the United States of America.

The following unaudited condensed consolidating financial information presents:

Condensed Consolidating Statements of Financial Position as of June 29, 2008 and December 31, 2007 for the Successor; Condensed Consolidating Statements of Operations for the three months ended June 29, 2008, the three months ended June 24, 2007, and the six months ended June 29, 2008 for the Successor; Condensed Consolidating Statements of Operations for the three months ended March 25, 2007 for the Predecessor; Condensed Consolidating Statements of Cash Flows for the six months ended June 29, 2008 and the three months ended June 24, 2007 for the Successor; and Condensed Consolidating Statements of Cash Flows for the three months ended March 25, 2007 for the Predecessor.

Elimination entries necessary to consolidate the Successor and Predecessor with their respective guarantor and non-guarantor subsidiaries have been included in the eliminations columns. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC—SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION (Unaudited)

AS OF JUNE 29, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$354.5	$(0.5)	$20.2	$—	$374.2
Accounts and notes receivable, net	0.4	75.0	3.9	—	79.3
Intercompany receivables	—	1.5	3.0	(4.5)	—
Unbilled revenue	—	37.8	5.2	—	43.0
Inventories, net	—	1,671.6	11.6	—	1,683.2
Current deferred income tax asset	2.8	42.7	1.0	—	46.5
Assets held for sale	—	125.7	—	—	125.7
Prepaid expenses and other current assets	2.0	50.8	1.6	—	54.4

Total current assets	359.7	2,004.6	46.5	(4.5)	2,406.3
Property, plant and equipment, net	17.1	621.2	3.6	—	641.9
Goodwill	—	609.3	—	—	609.3
Intangible assets, net	—	1,083.7	—	—	1,083.7
Investment in subsidiaries	2,475.3	—	—	(2,475.3)	—
Other assets, net	60.0	48.6	—	—	108.6

Total assets	$2,912.1	$4,367.4	$50.1	$(2,479.8)	$4,849.8

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$(12.6)	$79.7	$—	$—	$67.1
Advance payments and billings in excess of costs incurred	—	618.2	0.9	—	619.1
Accounts payable	57.9	304.8	10.3	—	373.0
Accrued salaries and wages	—	66.0	(1.0)	—	65.0
Accrued interest payable	44.3	1.0	—	—	45.3
Liabilities held for sale	—	2.2	—	—	2.2
Other accrued expenses	0.8	174.6	13.4	—	188.8

Total current liabilities	90.4	1,246.5	23.6	—	1,360.5
Long-term debt	2,082.1	292.0	—	—	2,374.1
Intercompany loan	(284.9)	287.4	2.0	(4.5)	—
Accrued retiree benefits and other long-term liabilities	14.8	90.7	—	—	105.5
Non-current deferred income tax liability	0.4	—	—	—	0.4

Total liabilities	1,902.8	1,916.6	25.6	(4.5)	3,840.5
Total equity	1,009.3	2,450.8	24.5	(2,475.3)	1,009.3

Total liabilities and equity	$2,912.1	$4,367.4	$50.1	$(2,479.8)	$4,849.8

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC—SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION (Unaudited)

AS OF DECEMBER 31, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$558.1	$0.7	$10.7	$—	$569.5
Intercompany receivables	0.5	2.1	4.0	(6.6)	—
Accounts and notes receivable, net	1.1	73.6	5.6	—	80.3
Unbilled revenue	—	19.8	4.3	—	24.1
Inventories, net	—	1,282.2	7.1	—	1,289.3
Current deferred income tax asset	4.2	42.7	1.0	—	47.9
Prepaid expenses and other current assets	—	59.5	1.0	—	60.5

Total current assets	563.9	1,480.6	33.7	(6.6)	2,071.6
Property, plant and equipment, net	15.9	636.9	2.9	—	655.7
Investment in subsidiaries	2,901.9	—	—	(2,901.9)	—
Goodwill	—	716.0	—	—	716.0
Intangible assets, net	—	1,118.2	—	—	1,118.2
Other assets, net	64.8	48.8	0.1	—	113.7

Total assets	$3,546.5	$4,000.5	$36.7	$(2,908.5)	$4,675.2

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$(17.4)	$87.0	$—	$—	$69.6
Advance payments and billings in excess of costs incurred	—	540.0	1.2	—	541.2
Accounts payable	58.8	286.8	4.9	(26.8)	323.6
Accrued salaries and wages	4.3	55.9	0.3	—	60.5
Accrued interest payable	23.5	1.9	—	—	25.4
Other accrued expenses	(44.3)	203.9	9.1	—	168.7

Total current liabilities	24.9	1,175.5	15.5	(26.8)	1,189.0
Long-term debt	2,043.9	333.4	—	—	2,377.3
Intercompany loan	462.2	(484.3)	1.9	20.2	—
Accrued retiree benefits and other long-term liabilities	15.7	87.3	—	—	103.0
Non-current deferred income tax liability	(4.6)	6.1	—	—	1.5

Total liabilities	2,542.1	1,118.0	17.4	(6.6)	3,670.8

Total equity	1,004.4	2,882.6	19.3	(2,901.9)	1,004.4

Total liabilities and equity	$3,546.5	$4,000.5	$36.7	$(2,908.5)	$4,675.2

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC—SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

FOR THE THREE MONTHS ENDED JUNE 29, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$1,010.4	$22.1	$(3.8)	$1,028.7
Cost of sales	—	829.3	16.9	(3.8)	842.4

Gross margin	—	181.1	5.2	—	186.3

Selling, general and administrative expenses	0.1	71.9	1.3	—	73.3
Research and development expenses	—	26.6	—	—	26.6

Operating (loss) income	(0.1)	82.6	3.9	—	86.4

Intercompany interest (income) expense, net	(0.1)	0.1	—	—	—
Interest expense (income) , net	43.7	3.3	(0.1)	—	46.9
Other expense, net	—	—	0.2	—	0.2
Equity (income) loss in subsidiaries	(81.6)	—	—	81.6	—

Non-operating (income) expense, net	(38.0)	3.4	0.1	81.6	47.1

Income (loss) before taxes	37.9	79.2	3.8	(81.6)	39.3
Provision for income taxes	13.0	0.2	1.2	—	14.4

Net income (loss)	$24.9	$79.0	$2.6	$(81.6)	$24.9

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC—SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

FOR THE THREE MONTHS ENDED JUNE 24, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$691.4	$14.0	$(4.3)	$701.1
Cost of sales	6.8	641.6	14.4	(4.3)	658.5

Gross margin	(6.8)	49.8	(0.4)	—	42.6

Selling, general and administrative expenses	—	54.3	0.9	—	55.2
Research and development expenses	—	24.0	—	—	24.0

Operating loss	(6.8)	(28.5)	(1.3)	—	(36.6)

Intercompany interest (income) expense, net	(0.1)	0.1	—	—	—
Interest expense, net	44.6	6.6	—	—	51.2
Other (income) expense, net	(0.7)	(0.7)	0.3	—	(1.1)
Equity loss (income) in subsidiaries	36.3	—	—	(36.3)	—

Non-operating expense (income), net	80.1	6.0	0.3	(36.3)	50.1

(Loss) income before taxes	(86.9)	(34.5)	(1.6)	36.3	(86.7)
(Benefit from) provision for income taxes	(9.8)	—	0.2	—	(9.6)

Net (loss) income	$(77.1)	$(34.5)	$(1.8)	$36.3	$(77.1)

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC—SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

FOR THE SIX MONTHS ENDED JUNE 29, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$1,569.9	$42.7	$(7.4)	$1,605.2
Cost of sales	—	1,308.2	34.3	(7.4)	1,335.1

Gross margin	—	261.7	8.4	—	270.1

Selling, general and administrative expenses	0.1	130.8	1.8	—	132.7
Research and development expenses	—	52.5	—	—	52.5

Operating (loss) income	(0.1)	78.4	6.6	—	84.9

Intercompany interest (income) expense, net	(0.2)	0.2	—	—	—
Interest expense (income), net	86.5	8.2	(0.2)	—	94.5
Other expense, net	—	—	0.4	—	0.4
Equity (income) loss in subsidiaries	(74.1)	—	—	74.1	—

Non-operating expense, net	12.2	8.4	0.2	74.1	94.9

(Loss) income before taxes	(12.3)	70.0	6.4	(74.1)	(10.0)
(Benefit from) provision for income taxes	(5.9)	0.2	2.1	—	(3.6)

Net (loss) income	$(6.4)	$69.8	$4.3	$(74.1)	$(6.4)

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

RAYTHEON AIRCRAFT—PREDECESSOR

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 25, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$657.0	$13.8	$—	$670.8
Cost of sales	—	544.0	14.6	—	558.6

Gross margin	—	113.0	(0.8)	—	112.2

Selling, general and administrative expenses	0.4	58.2	0.9	—	59.5
Research and development expenses	—	21.3	—	—	21.3

Operating (loss) income	(0.4)	33.5	(1.7)	—	31.4

Intercompany interest (income) expense, net	(6.4)	22.2	—	—	15.8
Interest (income) expense, net	(7.5)	6.6	—	—	(0.9)
Other (income) expense, net	—	(0.2)	0.1	—	(0.1)
Equity (income) loss in subsidiaries	(1.2)	—	—	1.2	—

Non-operating (income) expense, net	(15.1)	28.6	0.1	1.2	14.8

Income (loss) before taxes	14.7	4.9	(1.8)	(1.2)	16.6
Provision for income taxes	4.5	1.9	—	—	6.4

Net income (loss)	$10.2	$3.0	$(1.8)	$(1.2)	$10.2

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC—SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

FOR THE SIX MONTHS ENDED JUNE 29, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash (used in) provided by operating activities	$(95.9)	$26.1	$10.6	$—	$(59.2)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(1.2)	(25.2)	(1.2)	—	(27.6)
Additions to computer software	—	(2.1)	—	—	(2.1)

Net cash used in investing activities	(1.2)	(27.3)	(1.2)	—	(29.7)

Cash flows from financing activities:
Payment of term loan	(3.2)	—	—	—	(3.2)
Payment of notes payable	(103.3)	—	—	—	(103.3)

Net cash used in financing activities	(106.5)	—	—	—	(106.5)

Effect of exchange rates on cash and cash equivalents	—	—	0.1	—	0.1
Net (decrease) increase in cash and cash equivalents	(203.6)	(1.2)	9.5	—	(195.3)
Cash and cash equivalents at beginning of period	558.1	0.7	10.7	—	569.5

Cash and cash equivalents at end of period	$354.5	$(0.5)	$20.2	$—	$374.2

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC—SUCCESSOR

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

FOR THE THREE MONTHS ENDED JUNE 24, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$75.8	$15.2	$2.8	$—	$93.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(13.5)	—	—	(13.5)
Acquisition of business, net of cash acquired	(3,223.3)	—	—	—	(3,223.3)

Net cash used in investing activities	(3,223.3)	(13.5)	—	—	(3,236.8)

Cash flows from financing activities:
Equity contributions	976.7	—	—	—	976.7
Issuance of long-term debt	2,400.0	—	—	—	2,400.0
Debt issuance costs	(66.0)	—	—	—	(66.0)

Net cash provided by financing activities	3,310.7	—	—	—	3,310.7

Effect of exchange rates on cash and cash equivalents	—	—	—	—	—
Net increase in cash and cash equivalents	163.2	1.7	2.8	—	167.7
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$163.2	$1.7	$2.8	$—	$167.7

Hawker Beechcraft Acquisition Company, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

RAYTHEON AIRCRAFT—PREDECESSOR

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 25, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash (used in) provided by operating activities	$(133.2)	$28.8	$(2.9)	$—	$(107.3)

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(26.2)	—	—	(26.2)
Additions to computer software	—	(1.1)	—	—	(1.1)

Net cash used in investing activities	—	(27.3)	—	—	(27.3)

Cash flows from financing activities:
Net transfers from Raytheon	117.4	—	—	—	117.4

Net cash provided by financing activities	117.4	—	—	—	117.4

Effect of exchange rates on cash and cash equivalents	—	—	—	—	—
Net (decrease) increase in cash and cash equivalents	(15.8)	1.5	(2.9)	—	(17.2)
Cash and cash equivalents at beginning of period	18.5	1.6	5.8	—	25.9

Cash and cash equivalents at end of period	$2.7	$3.1	$2.9	$—	$8.7

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations for the three and six months ended June 29, 2008 and the three months ended June 24, 2007 reflects the business of Hawker Beechcraft Acquisition Company, LLC (“HBAC”), the successor business (“Successor”) to Raytheon Aircraft (“RA”). The discussion and analysis of financial condition and results of operations for the three months ended March 25, 2007 reflects the business of RA, the predecessor business (“Predecessor”) acquired by Hawker Beechcraft, Inc. (“HBI”), the parent company of HBAC (“the Acquisition”). Unless otherwise indicated, the discussion and analysis of the Predecessor does not give effect to the Acquisition or include pro forma adjustments.

The following discussion and analysis should be read in conjunction with the unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in this Quarterly Report on Form 10-Q and the audited consolidated financial statements, including the notes thereto, in the Annual Report on Form 10-K for the year ended December 31, 2007.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.

Our Company

We operate in the global general aviation industry and are a leading designer and manufacturer of business jet, turboprop and piston aircraft. We are also the sole source provider of the primary military trainer aircraft to the U.S. Air Force and the U.S. Navy. We deliver our products to a diverse customer base, including corporations, fractional and charter operators, governments and individuals throughout the world. We provide parts, maintenance and flight support services through an extensive network of service centers in 26 countries to an estimated installed fleet of more than 36,000 aircraft. We believe that our backlog, which was $7.4 billion at June 29, 2008, demonstrates strong market acceptance of our existing products and derivative models.

We have three operating segments—Business and General Aviation, Trainer Aircraft and Customer Support. The Business and General Aviation segment designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft as well as manufactures and provides aircraft parts to our Trainer Aircraft and Customer Support segments. The Business and General Aviation segment also sells used general aviation aircraft which may be received as a trade-in during a new aircraft sales transaction. The Trainer Aircraft segment designs, develops, manufactures, markets and sells military training aircraft. The Customer Support segment provides aftermarket parts and service support for our installed fleet of aircraft worldwide.

Recent Events

On February 21, 2008, we signed a definitive agreement to sell our wholly-owned fuel and line operations to BBA Aviation for $128.5 million. The transaction includes fuel and line operations at seven domestic U.S. locations in: Atlanta, Georgia; Houston and San Antonio, Texas; Indianapolis, Indiana; Tampa, Florida; Van Nuys, California; and Wichita, Kansas. Sales for the fuel and line operations, which are included in the Customer Support segment, were $21.1 million and $41.4 million, respectively, for the three and six months ended June 29, 2008. We will retain our factory-owned maintenance and customer support facilities at these locations. Operations in Little Rock, Arkansas; Chester, England, U.K.; and Toluca, Mexico will not be affected. The sale closed for six of the seven facilities, as allowed by the definitive agreement, on July 24, 2008. HBAC received $105.8 million of cash proceeds as a result of the sale of the six facilities. The sale is expected to close for the final site, Van Nuys, California, in the second half of 2008.

On June 12, 2008, the Hawker 4000, our new composite, super-midsize business jet, received FAA type and production certification enabling us to commence customer deliveries. The initial customer delivery of the Hawker 4000 occurred on June 18, 2008. In the near term, the timing of early production deliveries could be impacted in the event that we or our customers elect to defer deliveries until certain planned product enhancements are incorporated in the aircraft type design later in the year.

On June 6, 2008, we suspended deliveries of the T-6A Texan II (“T-6A”) military trainer to our U.S. Government customer pending resolution of quality issues with a supplier’s component. We are working closely with the vendor and the customer and anticipate resuming deliveries later this year.

On August 2, 2008, our union work force failed to ratify a new collective bargaining agreement and voted to engage in a strike. The strike started on August 4, 2008 and has affected our Wichita and Salina, Kansas operations. We are managing the impact on our current operations; however, we cannot be certain of the duration or full extent of the strike.

Results of Operations

	Successor		Successor		Predecessor
(In millions)	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007	Six Months Ended June 29, 2008	Three Months Ended June 24, 2007	Three Months Ended March 25, 2007
Sales	$1,028.7	$701.1	$1,605.2	$701.1	$670.8
Cost of sales	842.4	658.5	1,335.1	658.5	558.6

Gross margin	186.3	42.6	270.1	42.6	112.2

Selling, general and administrative expenses	73.3	55.2	132.7	55.2	59.5
Research and development expenses	26.6	24.0	52.5	24.0	21.3

Operating income (loss)	86.4	(36.6)	84.9	(36.6)	31.4

Inter-company interest expense, net	—	—	—	—	15.8
Interest expense (income), net	46.9	51.2	94.5	51.2	(0.9)
Other expense (income), net	0.2	(1.1)	0.4	(1.1)	(0.1)

Non-operating expense, net	47.1	50.1	94.9	50.1	14.8

Income (loss) before taxes	39.3	(86.7)	(10.0)	(86.7)	16.6
Provision for (benefit from) income taxes	14.4	(9.6)	(3.6)	(9.6)	6.4

Net income (loss)	$24.9	$(77.1)	$(6.4)	$(77.1)	$10.2

Three Months Ended June 29, 2008 as Compared to Three Months Ended June 24, 2007

Sales. As detailed in the table below, sales were $1,028.7 million for the three months ended June 29, 2008 compared to $701.1 million during the three months ended June 24, 2007. The increase is primarily the result of volume increases in the Business and General Aviation segment.

	Successor
Sales	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007

(In millions)
Business and General Aviation	$816.6	$505.2
Trainer Aircraft	93.4	95.2
Customer Support	143.7	126.3
Eliminations	(25.0)	(25.6)

Total	$1,028.7	$701.1

The $311.4 million increase in Business and General Aviation sales is principally attributable to changes in the volume and mix of new aircraft deliveries as reflected in the aircraft unit delivery table below. When comparing period performance, changes in the volume, mix and distribution channel of aircraft deliveries can have a significant impact on our financial results.

	Successor
	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007
Business and General Aviation
New Aircraft Deliveries
Hawker 4000	1	—
Hawker 900XP	17	—
Hawker 800XP/850XP	3	10
Hawker 750	6	—
Hawker 400XP	11	8
Premier	12	12
King Airs	50	34
Pistons	29	31

Total	129	95

Sales in the Trainer Aircraft segment are principally comprised of revenue on the Joint Primary Aircraft Training System (“JPATS”) contract. Revenue is recognized on this contract under American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”), using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of Trainer Aircraft segment sales, including estimated earned gross margin, is recognized as costs are incurred. Program cost in any period is impacted by the number of aircraft in production as well as support provided for the Contractor Operated and Maintained Base Supply (“COMBS”) and Ground Based Training Systems (“GBTS”) elements of our contracts with the U.S. Government. GBTS revenues will continue to decline in the coming years as activation of the U.S. Air Force and Navy Training Bases is nearing an end. During the three months ended June 29, 2008, the segment delivered 19 T-6A aircraft under its JPATS contracts compared to 14 aircraft during the three months ended June 24, 2007.

Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft owners. The increase in segment sales was primarily driven by a higher volume of parts sales, an increase in the price of fuel resulting in higher fuel sales and improved maintenance volume.

Operating Income. As detailed in the table below, operating income was $86.4 million for the three months ended June 29, 2008 compared to an operating loss of $36.6 million for three months ended June 24, 2007. Increased sales volume in the Business and General Aviation segment, improved operating margins in the Customer Support segment and the effects of purchase accounting on our 2007 results are the primary reasons for the improved operating income.

	Successor
	Three Months Ended June 29, 2008	Three Months Ended June 24, 2007
Operating Income (Loss)
(In millions)
Business and General Aviation	$53.7	$(48.4)
Trainer Aircraft	7.3	11.3
Customer Support	25.4	0.6
Eliminations	—	(0.1)

Total	$86.4	$(36.6)

Business and General Aviation segment operating income was $53.7 million for the three months ended June 29, 2008 compared to a loss of $48.4 million for the three months ended June 24, 2007. The improvement in operating income is attributable to the higher volume and changes in the mix and distribution channel of new aircraft delivered. Offsetting these improvements was a $16.3 million charge recorded during the three months ended June 29, 2008 associated with specific early-production Hawker 4000 units with estimated product cost in excess of estimated net sales price. The charge results from an increase in expected cost to conform the early production aircraft to the final type design. Additionally, $43.6 million of non-recurring and non-cash charges associated with the step-up in finished goods and work in process inventory in accordance with purchase accounting as a result of the Acquisition were incurred during the three months ended June 24, 2007.

Trainer Aircraft segment operating income was $7.3 million for the three months ended June 29, 2008 compared to $11.3 million for the three months ended June 24, 2007. The decrease was primarily due to increased depreciation and amortization charges for the three months ended June 29, 2008 related to the December 2007 finalization of purchase accounting as a result of the Acquisition, offset by a variance in the impact of updated sales and cost estimates on the JPATS contract. The use of the cost-to-cost method of revenue recognition for this contract causes gross margin to be recognized based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. Favorable cumulative catch-up adjustments were recorded totaling $4.0 million for the three months ended June 29, 2008 compared to $0.6 million for the three months ended June 24, 2007.

Customer Support segment operating income was $25.4 million for the three months ended June 29, 2008 compared to $0.6 million for the three months ended June 24, 2007. During the three months ended June 29, 2008, higher sales volume and ongoing operational and strategic pricing initiatives favorably impacted segment operating income. In addition, $16.3 million of non-recurring and non-cash charges associated with the step-up in finished goods and work in process inventory in accordance with purchase accounting as a result of the Acquisition were incurred during the three months ended June 24, 2007.

Selling, general, and administrative expense totaled $73.3 million, or 7.1% of sales, for the three months ended June 29, 2008 compared to $55.2 million, or 7.9% of sales, for the three months ended June 24, 2007. The overall increase in selling, general and administrative expenses is driven primarily by increased costs to support higher sales and new order volume in the Business and General Aviation segment. The decrease as a percentage of sales is impacted by $4.2 million of non-recurring, initial set-up costs to replace various services previously provided by Raytheon incurred during the three months ended June 24, 2007.

Research and development expense was $26.6 million for the three months ended June 29, 2008 compared to $24.0 million for the three months ended June 24, 2007. This expense is principally related to upgrading our product offerings in both the general aviation and trainer aircraft markets in which we compete as well as certification activities for the Hawker 4000. On May 19, 2008, we announced the launch of the Premier II business jet development program.

Depreciation and amortization expense is a significant component of operating income and has been impacted by the step-up in property, plant and equipment and intangible assets in accordance with purchase accounting as a result of the Acquisition. Depreciation and amortization expense was $39.4 million and $37.6 million for the three months ended June 29, 2008 and June 24, 2007, respectively. Included within these amounts were $17.5 million and $15.3 million for the three months ended June 29, 2008 and June 24, 2007, respectively, related to the purchase accounting step-up.

Non-operating Expense, net. Non-operating expense, net, was $47.1 million for the three months ended June 29, 2008 compared to $50.1 million for the three months ended June 24, 2007. During both periods, this expense was essentially comprised of interest expense associated with the debt resulting from the Acquisition offset by interest income generated from our cash equivalents.

Provision for Income Taxes. The effective tax rate was 36.6% for the three months ended June 29, 2008 compared to 11.1% for the three months ended June 24, 2007. The permanent items reducing the effective tax rate had a greater impact on the effective tax rate for the three months ended June 24, 2007 than for the three months ended June 29, 2008 due to the adverse impact of purchase accounting on projected 2007 book income before taxes.

Six Months Ended June 29, 2008

Sales. As detailed in the table below, sales were $1,605.2 million for the six months ended June 29, 2008 and were principally influenced by the volume and mix of new aircraft deliveries in the Business and General Aviation segment.

Successor
Six Months Ended June 29, 2008
Sales
(In millions)
Business and General Aviation	$1,241.6
Trainer Aircraft	170.7
Customer Support	281.4
Eliminations	(88.5)

Total	$1,605.2

Sales in the Business and General Aviation segment during the six months ended June 29, 2008 totaled $1,241.6 million, reflecting the volumes and mix of aircraft deliveries shown in the table below.

Successor
Six Months Ended June 29, 2008
Business and General Aviation
New Aircraft Deliveries
Hawker 4000	1
Hawker 900XP	23
Hawker 800XP/850XP	5
Hawker 750	6
Hawker 400XP	14
Premier	21
King Airs	79
Pistons	52

Total	201

Sales in the Trainer Aircraft segment are principally comprised of revenue on the JPATS contract and totaled $170.7 million for the six months ended June 29, 2008. Revenue is recognized on this contract using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of Trainer Aircraft segment sales, including estimated earned gross margin, is recognized as costs are incurred. Program cost in any period is impacted by the number of aircraft in production as well as support provided for the COMBS and GBTS elements of our contract with the U.S. Government. GBTS revenues will continue to decline in the coming years as activation of the U.S. Air Force and Navy Training Bases is nearing an end. During the six months ended June 29, 2008, the segment delivered 36 T-6A aircraft under its JPATS contracts.

Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft owners. The increase in segment sales was primarily driven by a higher volume of parts sales, an increase in the price of fuel resulting in higher fuel sales and improved maintenance volume.

Operating Income. As detailed in the table below, operating income was $84.9 million for the six months ended June 29, 2008.

Successor
Six Months Ended June 29, 2008
Operating Income (Loss)
(In millions)
Business and General Aviation	$29.1
Trainer Aircraft	11.6
Customer Support	44.3
Eliminations	(0.1)

Total	$84.9

Business and General Aviation segment operating income was $29.1 million for the six months ended June 29, 2008, reflecting increased aircraft delivery volumes and changes in product mix. Offsetting the increased volumes were charges totaling $34.7 million to reflect the projected increase in cost associated with specific early-production Hawker 4000 units that have estimated product cost in excess of estimated net sales price.

Trainer Aircraft segment operating income was $11.6 million for the six months ended June 29, 2008 and included favorable cumulative catch-up adjustments totaling $6.2 million as a result of updates to U.S. Government and foreign contract estimates. Operating income was negatively impacted by non-cash charges totaling $10.6 million of increased depreciation and amortization expense as a result of the step-up in property, plant and equipment and intangibles in accordance with purchase accounting as a result of the Acquisition. The increase in depreciation and amortization expense will continue in future periods.

Customer Support operating income was $44.3 million for the six months ended June 29, 2008 and was favorably impacted by higher sales volume and ongoing operational and strategic pricing initiatives.

Selling, general, and administrative expense totaled $132.7 million for the six months ended June 29, 2008 and reflects increased activity to support higher Business and General Aviation sales and new order volume. Selling, general and administrative expenses for the six months ended June 29, 2008 also included $0.5 million of non-recurring costs to replace various services previously provided by Raytheon.

Research and development expense was $52.5 million for the six months ended June 29, 2008. This expense is principally related to upgrading our product offerings in both the general aviation and trainer aircraft markets in which we compete as well as certification activities for the Hawker 4000.

Depreciation and amortization expense is a significant component of operating income and has been impacted by the step-up in property, plant and equipment and intangible assets in accordance with purchase accounting as a result of the Acquisition. Depreciation and amortization expense was $78.2 million for the six months ended June 29, 2008 and included $35.0 million related to the purchase accounting step-up.

Non-operating Expense, net. Non-operating expense, net, was $94.9 million for the six months ended June 29, 2008 and was essentially comprised of interest expense associated with the debt resulting from the Acquisition offset by interest income generated from our cash equivalents.

Provision for Income Taxes. The effective tax rate was 36.0% for the six months ended June 29, 2008, and the income tax benefit for the period consisted of $5.0 million for federal income taxes and $0.7 million for state income taxes offset by a $2.1 million provision for foreign income taxes.

Three Months Ended March 25, 2007

Sales. As reflected in the table below, sales for the Predecessor were $670.8 million for the three months ended March 25, 2007.

Predecessor
Three Months Ended March 25, 2007
Sales
(In millions)
Business and General Aviation	$490.6
Trainer Aircraft	91.2
Customer Support	116.4
Eliminations	(27.4)

Total	$670.8

Sales in the Business and General Aviation segment during the three months ended March 25, 2007 totaled $490.6 million. During this period, 79 aircraft were delivered, including 14 Premier 1A aircraft which were delayed from 2006 as a result of pending FAA approval of revisions to required operating manuals. Approval was received in January and deliveries resumed in February 2007.

Sales in the Trainer Aircraft segment are principally comprised of program revenue on the JPATS contract and totaled $91.2 million during the three months ended March 25, 2007. This program recognizes revenue using the cost-to-cost method to measure progress towards completion. Accordingly, sales are recognized as costs are incurred. During the three months ended March 25, 2007 the segment delivered 9 T-6A aircraft under its JPATS contract.

Sales in the Customer Support segment are comprised of spare parts and maintenance service sales and totaled $116.4 million for the three months ended March 25, 2007.

Operating Income. As reflected in the table below, operating income for the Predecessor was $31.4 million for the three months ended March 25, 2007.

Predecessor
Three Months Ended March 25, 2007
Operating Income (Loss)
(In millions)
Business and General Aviation	$8.9
Trainer Aircraft	12.2
Customer Support	9.6
Eliminations	0.7

Total	$31.4

Business and General Aviation segment operating income reflected the delivery volumes and mix of general aviation aircraft delivered during the quarter. Trainer Aircraft segment operating income included favorable cumulative catch-up adjustments of $3.4 million as a result of updates to contract estimates during the quarter. Customer Support segment operating income was favorably impacted by the termination of an unprofitable contract with Flight Options, LLC, a former related party of the Predecessor.

Selling, general and administrative expense was $59.5 million for the three months ended March 25, 2007 and was impacted by increased sales and marketing costs and additional staffing levels in customer service operations.

Research and development expense was $21.3 million for the three months ended March 25, 2007. This expense was principally devoted to the upgrade of our product offerings in the general aviation marketplace through a derivative aircraft strategy and certification activities associated with the Hawker 4000.

Non-operating Expense, net. Non-operating expense, net, under the Predecessor was $14.8 million for the three months ended March 25, 2007 and was essentially comprised of intercompany interest expense payable to Raytheon.

Provision for Income Taxes. The effective tax rate for the three months ended March 25, 2007 was 38.6% and reflected the pre-acquisition tax structure of the Predecessor.

Cash Flow Analysis

The following table illustrates sources and uses of funds:

	Successor		Predecessor
(In millions)	Six Months Ended June 29, 2008	Three Months Ended June 24, 2007	Three Months Ended March 25, 2007
Net cash (used in) provided by operating activities	$(59.2)	$93.8	$(107.3)
Net cash used in investing activities	(29.7)	(3,236.8)	(27.3)
Net cash (used in) provided by financing activities	(106.5)	3,310.7	117.4
Effect of exchange rates on cash and cash equivalents	0.1	—	—

Net (decrease) increase in cash and cash equivalents	$(195.3)	$167.7	$(17.2)

Six Months Ended June 29, 2008. Net cash used in operating activities was $59.2 million. The net cash consumed was primarily due to an increase in inventory in connection with increased build rates for the Hawker 4000 and other aircraft models partially offset by a financing arrangement with a third party that extends payment terms for engine purchases in exchange for short-term promissory notes, improved earnings adjusted for non-cash charges, increased commercial aircraft deposits received and an increase in accounts payable. The seasonality of our aircraft deliveries coupled with a more linear aircraft production schedule also contributed to net operating cash consumption for the six months ended June 29, 2008.

Net cash used in investing activities of $29.7 million included capital expenditures of $27.6 million primarily related to tooling, facilities improvements and equipment used in the manufacturing process and additions to computer software of $2.1 million.

Net cash used in financing activities of $106.5 million represents payments on notes payable used to finance engine purchases and mandatory principal payments of the senior secured term loan.

Three Months Ended June 24, 2007. Net cash provided by operating activities was $93.8 million. The net cash generated was primarily due to customer deposits received on new commercial aircraft and payments received on general aviation financing receivables. Partially offsetting these impacts was cash used in building commercial aircraft inventory on a more linear timeline compared to aircraft deliveries, which are more heavily weighted to occur during the second half of the year, as well as the reduction of JPATS advance payments due to the changed payment terms associated with the program going forward.

Net cash used in investing activities of $3,236.8 million included capital expenditures of $13.5 million primarily related to company-manufactured tooling and modernizing equipment used in the manufacturing process. The balance of investing cash used relates to the Acquisition consideration.

Net cash provided by financing activities of $3,310.7 million represents the equity and debt financing received related to the Acquisition.

Three Months Ended March 25, 2007. Net cash used in operating activities was $107.3 million and was primarily due to the more linear build of commercial aircraft compared to aircraft sales, which generally increase during the second half of the year, as well as the reduction of JPATS advance payments. Partially offsetting these factors was collection of general aviation financing receivables.

Net cash used in investing activities of $27.3 million included capital expenditures of $26.2 million primarily related to company-manufactured tooling and modernizing equipment used in the manufacturing process and $1.1 million of additions to computer software.

Cash provided by financing activities of $117.4 million represents net transfers from Raytheon.

Liquidity and Capital Resources

Our principal sources of liquidity consist of cash generated by operations and borrowings under our revolving credit facility.

In connection with the Acquisition, we issued $1,100.0 million of notes, including $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015, $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017. In February 2008, we exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 (the “Securities Act”) and do not bear restrictions on transferability mandated by the Securities Act or certain penalties for failure to file a registration statement relating to the exchange. In addition, in connection with the Acquisition, we entered into senior secured credit facilities totaling $1,810.0 million, consisting of a $1,300.0 million term loan drawn at the close of the Acquisition, an undrawn $400.0 million revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million based on our expected needs in the future.

The indentures governing the notes and the credit agreement governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

•	incur indebtedness or issue disqualified stock or preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments or acquisitions;

•	create liens;

•	sell assets;

•	engage in sale and leaseback transactions;

•	restrict dividends or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

We have substantial indebtedness. As of June 29, 2008, our total indebtedness was $2,441.2 million, including $54.1 million of short-term obligations payable to a third party under a financing arrangement. We also had an additional $400.0 million available for borrowing under our revolving credit facility as well as up to $75.0 million of available letter of credit issuances under a synthetic letter of credit facility. In addition, our senior PIK-election notes permit us to pay interest by increasing the principal amount thereunder (“PIK-interest”) rather than paying cash interest through April 1, 2011. If we were to elect to pay PIK-interest for all periods in which we have the option, we will incur indebtedness in an amount equal to the PIK-interest. Our liquidity requirements are significant, primarily due to debt service obligations.

As of June 29, 2008, we continue to be in full compliance with all covenants contained in our debt agreements.

As of June 29, 2008, we had $374.2 million of cash and cash equivalents. We are developing a cash deployment plan that may include any combination of prepayment of our term loan, repurchase of notes, strategic acquisitions or other investments in our business. Our management believes that our cash on hand, together with cash from operations and, if required, borrowings under our revolving credit facility will be sufficient to meet our cash requirements for the next twelve months.

Seasonality

In recent years, a significant portion of our Business and General Aviation aircraft deliveries have occurred during the fourth quarter of the year. Given the long lead time involved in the production of aircraft, it is necessary to build aircraft throughout the year in support of the higher fourth quarter delivery volume. As a result, our working capital levels typically rise during the first three quarters of the year and are reduced significantly during the fourth quarter. Any disruptions to our business or delivery schedule during the fourth quarter could have a disproportionate effect on our full-year financial operating results.

Backlog

Orders for general aviation aircraft are included in backlog upon receipt of an executed contract. Orders from the U.S. and foreign governments are included in backlog upon receipt of an executed contract up to the authorized funding limit. Our backlog was $7.4 billion at June 29, 2008 and includes significant orders with NetJets® Inc. and the U.S. Government.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, in the normal course of our business. We may, from time to time, instruct banks to issue letters of credit on our behalf to support cash deposits and to guarantee the performance of our contractual obligations. None of the arrangements has or is likely to have a material effect on our results of operations, financial condition or liquidity. See Note 13 to the unaudited condensed consolidated financial statements for additional information.

Summary of Critical Accounting Policies

For a discussion of our critical accounting policies, refer to “Summary of Critical Accounting Policies” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

Recent Accounting Standards

See Note 2 to the unaudited condensed consolidated financial statements for a discussion of Recent Accounting Standards.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

There has been no material change in our exposure to market risk during the six months ended June 29, 2008. For a discussion of our exposure to market risk, refer to Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” contained in our Annual Report on Form 10-K for the year ended December 31,2007.

Item 4.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated our disclosure controls and procedures as of June 29, 2008. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports filed under the Securities Exchange Act of 1934 is (i) recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms, and (ii) accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

Not applicable. Because our management was not required to, and did not, file an annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the prior fiscal year, it did not perform an evaluation, pursuant to Rule 13(a) or 15(d), of any change in our internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. We are a defendant in a number of product liability lawsuits with respect to accidents involving our aircraft that allege personal injury and property damage and seek substantial recoveries, including, in some cases, punitive and exemplary damages. We maintain partial insurance coverage against such claims at a level determined by management to be prudent (see Note 13 to the unaudited condensed consolidated financial statements). In addition, Raytheon retained all product liability claims arising from incidents occurring after April 1, 2001 until March 26, 2007. We cannot predict the outcome of these matters or whether Raytheon will uphold its indemnity obligations (see Item 1A, “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2007). We are at risk of losses and adverse publicity stemming from any accident involving aircraft for which we hold design authority. The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position, results of operations and liquidity.

On October 12, 2007, an action was filed by Paragon & Co. and Charles A. Lubash in the Superior Court of the State of California, County of Los Angeles against The Goldman Sachs Group, Inc. (“GS Group”), Sanjeev Mehra (an employee of GS Group and one of our directors), Hawker Beechcraft Corporation (“HBC”), Hawker Beechcraft Charter & Management, Inc. (“HBCM”) and Hawker Beechcraft Services, Inc. (“HBS”). The complaint alleges that defendants breached an oral agreement with the plaintiffs whereby the plaintiffs would be compensated in connection with the arrangement and structuring of the acquisition of Raytheon Aircraft and, alternatively, that defendants defrauded plaintiffs in connection with such an arrangement. The plaintiffs seek up to $300 million in damages. The defendants removed the action to the federal district court in the Central District of California. On June 6, 2008, the plaintiffs filed an amended complaint naming GS Group, Sanjeev Mehra and HBC as defendants. The amended complaint does not name HBCM or HBS. We intend to vigorously defend the action. Defendants moved to dismiss the amended complaint on July 14, 2008. The ultimate liability, if any, of this action is presently indeterminable.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. Government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes that the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement. According to the U.S. Attorney’s Office, the FAA had recommended fines against HBAC of at least $2.5 million arising out of the alleged supplier nonconformance and HBAC’s alleged quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial condition.

On June 28, 2008, the U.S. Attorney’s Office sent notice to us that it was investigating whether HBAC’s (and its predecessor’s) alleged conduct violated the civil False Claims Act (“FCA”) arising from the same facts as the FAA proceeding described above. The investigation is focused on the alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6A and King-Air aircraft delivered to the government. Under the FCA, the government can recover treble damages suffered by the government plus civil penalties of up to $11,000 for each false claim. An adverse judgment under the FCA can also subject HBAC to suspension or debarment of future government business. HBAC is cooperating with the investigation. At this time, HBAC cannot determine whether the government will proceed with any case and, if so, whether HBAC will be liable for any damages or penalties or the amount if liability is found.

Similar to other companies in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action.

Item 1A.	Risk Factors

In addition to other information set forth in this report, you should carefully consider the risk factors discussed in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, which could materially affect our business, financial condition or results of operations.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.	Defaults Upon Senior Securities

Not applicable.

Item 4.	Submission of Matters to a Vote of Security Holders

Not applicable.

Item 5.	Other Information

On August 2, 2008, our union work force failed to ratify a new collective bargaining agreement and voted to engage in a strike. The strike started on August 4, 2008 and has affected our Wichita and Salina, Kansas operations. We are managing the impact on our current operations; however, we cannot be certain of the duration or full extent of the strike.

Item 6.	Exhibits

Exhibit Number	Description
10.1	Hawker Beechcraft Excess Savings and Deferred Compensation Plan, Amended and restated April 23, 2008.

10.2	Form of 2008 Equity Investment Plan as Amended and Restated May 9, 2008.

10.3	Amendment to Employment Agreement of James E. Schuster, dated as of May 9, 2008.

10.4	Amendment to Employment Agreement of James K. Sanders, dated as of May 9, 2008.

31.1.1	Certifications of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.2	Certifications of the Principal Executive Officer of Hawker Beechcraft Notes Company.

31.1.3	Certifications of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.4	Certifications of the Principal Financial Officer of Hawker Beechcraft Notes Company.

32.1.1	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.2	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company.

32.1.3	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.4	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

	By:	Hawker Beechcraft, Inc., its Sole Member

	By:	/s/ James K. Sanders
James K. Sanders, Vice President and Chief Financial Officer
(Principal Financial Officer)

	By:	/s/ James D. Knight
James D. Knight, Vice President and Controller
(Principal Accounting Officer)

Date: August 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWKER BEECHCRAFT NOTES COMPANY

	By:	/s/ James K. Sanders
James K. Sanders, Vice President and Chief Financial Officer
(Principal Financial Officer)

	By:	/s/ James D. Knight
James D. Knight
(Principal Accounting Officer)

Date: August 5, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Hawker Beechcraft Excess Savings and Deferred Compensation Plan, Amended and restated April 23, 2008.

10.2	Form of 2008 Equity Investment Plan as Amended and Restated May 9, 2008.

10.3	Amendment to Employment Agreement of James E. Schuster, dated as of May 9, 2008.

10.4	Amendment to Employment Agreement of James K. Sanders, dated as of May 9, 2008.

31.1.1	Certifications of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.2	Certifications of the Principal Executive Officer of Hawker Beechcraft Notes Company.

31.1.3	Certifications of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.4	Certifications of the Principal Financial Officer of Hawker Beechcraft Notes Company.

32.1.1	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.2	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company.

32.1.3	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.4	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company.

Exhibit 10.1

HAWKER

BEECHCRAFT

EXCESS SAVINGS

AND DEFERRED

COMPENSATION

PLAN

Amended and Restated April 23, 2008

HAWKER BEECHCRAFT EXCESS SAVINGS AND

DEFERRED COMPENSATION PLAN

- i -

- ii -

HAWKER BEECHCRAFT EXCESS SAVINGS AND

DEFERRED COMPENSATION PLAN

W I T N E S S E T H: That;

WHEREAS, the Company sponsors and maintains the Hawker Beechcraft Excess Savings and Deferred Compensation Plan (the “Plan”), through which it provides specified unfunded and deferred compensation benefits; and

WHEREAS, it has become desirable to amend and restate the Plan in its entirety on the terms and conditions set forth herein; and

WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions of this amended and restated plan document and found them satisfactory.

NOW, THEREFORE, the Company hereby adopts this amended and restated Plan document on the terms and conditions set forth herein, which Plan shall continue to be known as the “Hawker Beechcraft Excess Savings and Deferred Compensation Plan.”

ARTICLE I – PURPOSE

Section 1.01. Purpose. The purpose of the Plan is to provide specified unfunded deferred compensation benefits for individuals who are eligible to participate in the Plan. It is the intention of the Company that this program shall be administered as an unfunded plan of deferred compensation for income tax purposes and, in the case of Participants who are common-law employees of the Employer, as an unfunded employee benefit plan established and maintained primarily for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE II – DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings, unless the context clearly indicates otherwise.

Section 2.01. Beneficiary or Beneficiaries means the person, persons, entity, or entities entitled to receive any benefits under this Plan pursuant to the designation of the Participant (or in default of such designation) as provided in Section 5.02 hereof.

Section 2.02. Board of Directors means the Board of Directors of the Company.

Section 2.03. Closing Date means the closing date of the sale of Raytheon Aircraft Acquisition Company to Hawker Beechcraft, Inc.

Section 2.04. Code means the Internal Revenue Code of 1986, as amended.

Section 2.05. Committee means the Board of Directors or a committee appointed by, and serving at the pleasure of, the Board of Directors for purposes of administering the Plan, which committee shall operate under rules and procedures established by the Board of Directors from time to time for such purpose.

Section 2.06. Company means Hawker Beechcraft Corporation, or its successor.

Section 2.07. Deferred Compensation Account means the ledger entry established for each Participant under the Plan, which entry shall represent the Employer’s unsecured and unfunded promise to pay the amount of benefits set forth by such entry. The Committee may establish one or more sub-accounts for each Participant, including, but not limited to, the following:

A.	A “Salary Reduction Account” created to hold Employee salary reduction contributions.

B.	An “Employer Match Account” created to hold Employer matching contributions.

Separate accounting among a Participant’s sub-accounts shall be utilized.

Section 2.08. Employee means a consultant, independent contractor, or director of the Employer and any individual who is employed and compensated (by a payroll check issued directly from the Employer or Employer agent to the Employee or direct payroll deposit made to the Employee’s account by the Employer or Employer agent) by the Employer. In no event will the term “Employee” include any individual classified or treated or otherwise characterized by the Employer as a leased employee or temporary agency employee or otherwise not treated by the Employer as an “Employee” for purposes of this Plan. The foregoing determination will apply for all purposes of this Plan and regardless of whether an individual is later classified by any governmental agency, court, tribunal, governing body, or any other person as a common-law employee of the Employer.

Section 2.09. Employer means the Company (or its successor), Hawker Beechcraft, Inc. (or its successor), and any other entity that adopts this Plan with the consent and approval of the Committee.

Section 2.10. Participant means an Employee who has been designated by the Committee as eligible to participate in this Plan pursuant to Section 3.01. Where the context requires, the term “Participant” also shall include a former Participant.

Section 2.11. Plan means this Hawker Beechcraft Excess Savings and Deferred Compensation Plan, as amended.

Section 2.12. Plan Year means the 12-month period commencing January 1 each year.

Section 2.13. Separation from Service means the termination of employment (including, but not limited to, termination of service as a consultant, independent contractor, or director) with the Employer and each Affiliated Company. The term includes, but is not limited to, a termination which arises from a Participant’s death, disability, retirement, discharge (with or without cause), or voluntary termination. In the case of an employee, the term will not include any temporary absences due to vacation, sickness, or other leaves of absence granted by the Employer. A Separation from Service will not be deemed to occur, however, upon a transfer of service involving any combination of any entity comprising the Employer or any Affiliated Company.

For purposes of this Section, the term “Affiliated Company” means an entity affiliated with the Employer within the meaning of Code Sections 414(b) and (c) (applied by substituting the phrase “more than 50%” for the phrase “at least 80%” in each place it appears in Code Section 1563(a)(1), (2), and (3) and in each place it appears in Treasury Regulation Section 1.414(c)-2).

Section 2.14. Sole Discretion means the right and power to decide a matter, which right may be exercised arbitrarily at any time and from time to time.

ARTICLE III – PARTICIPATION

Section 3.01. Eligibility. The Committee shall have the unrestricted right and power, which may be exercised in its Sole Discretion at any time and from time to time, to designate Employees who are eligible to participate in this Plan. The Committee also shall have the right, in its Sole Discretion, to terminate an individual’s future participation in this Plan. If an individual’s participation in this Plan is terminated, the Participant (or Beneficiary, in the event of death) shall be entitled to receive the Participant’s Deferred Compensation Account balance at the time and in the manner determined under Article V.

Section 3.02. Salary Reduction Agreements. For each Plan Year (or portion of the Plan Year after entry into the Plan), each Participant designated by the Committee as eligible to participate in the salary reduction feature of the Plan may elect to execute a salary reduction agreement in the form, time, and manner established by the Committee; provided, however, that the Committee shall not prescribe a time later than 30 days after the date a Participant is first designated as eligible to participate.

An election by a Participant to reduce the Participant’s compensation shall only apply to compensation attributable to services to be performed by the Participant after the date of such election; provided, however, that in the case of an election to defer any performance-based compensation payable with respect to services performed over a period of at least 12 months, such election must be made no later than 6 months before the end of such period.

The terms of any such salary reduction agreement shall provide that the Participant agrees to accept a reduction in compensation from the Employer. Except as otherwise provided herein, the agreement shall be irrevocable by the Participant during the Plan Year and each subsequent Plan Year, unless the Participant enters into a new agreement prior to the beginning of the Plan Year for which the change is to be effective. All elections, including modifications and revocation, shall be made upon such terms and conditions and at such time and in such manner as the Committee may from time to time determine in its Sole Discretion. The agreement shall automatically terminate upon the termination of this Plan, upon a Participant’s Separation from Service, on a date determined by the Committee, or at such time as the Committee determines the Participant is no longer eligible to participate in the Plan.

Notwithstanding anything to the contrary, Employees who were participants in the Raytheon Deferred Compensation Plan and/or Raytheon Excess Savings Plan as of the Closing Date, shall be deemed to have made the same salary reduction election under this Plan as such Participant had in effect under Raytheon Deferred Compensation Plan and/or Raytheon Excess Savings Plan on the day before the Closing Date.

ARTICLE IV – DEFERRED COMPENSATION ACCOUNT

Section 4.01. Deferred Compensation Account. Contributions shall be credited to a Participant’s Deferred Compensation Account in accordance with the following provisions:

A.	Employee Contributions. The amount of compensation that a Participant elects to defer under the Plan pursuant to a salary reduction agreement entered into in accordance with Section 3.02 hereof shall be credited to the Participant’s Salary Reduction Account.

B.	Employer Matching Contributions. For each Participant who enters into a salary reduction agreement, the Employer may contribute a matching contribution to the Participant’s Employer Match Account in such amount and at such time as the Employer may determine, in its Sole Discretion.

To the extent the Employer is required to withhold any taxes or other amounts pursuant to any federal, state, or local law, such amounts shall be taken out of the portion of the Participant’s compensation which is not deferred under this Plan.

Section 4.02. Increases and Decreases in Account. A Participant’s Deferred Compensation Account shall be (i) increased or decreased (as appropriate) by an earnings factor, (ii) decreased by any distribution from the Participant’s Deferred Compensation Account, (iii) decreased by any costs, fees, or other expenses of the Plan (including, but not limited to, taxes) allocable to the Participant’s Deferred Compensation Account, as determined by the Committee in its Sole Discretion, and (iv) decreased by any amount that the Participant is not entitled to receive pursuant to Sections 5.01. The earnings factor will equal an amount that the Committee determines proper for each Participant in its Sole

Discretion. The Committee may elect, in its Sole Discretion, that the earnings factor for each Participant will equal the amount that the Participant’s Deferred Compensation Account would have earned had it been invested in one or more investment options designated by the Committee from time to time for such purpose. If the Committee elects to establish investment options, Participants who are granted the option to direct the investment of their Deferred Compensation Accounts shall elect, at such time and in such manner as the Committee may from time to time prescribe, the investment options used to determine the earnings factor applicable to such Participant’s Deferred Compensation Account. Changes in such elections may be made at such time and in such manner as the Committee may determine in its Sole Discretion. Subject to the Committee’s right, in its Sole Discretion, to change, eliminate, modify, or alter investment options under the Plan, any investment election shall be deemed to continue until revoked or modified by the Participant. In the event a Participant fails or refuses to make an election among the investment options established by the Committee, the Committee may designate a default investment option and the Participant will be deemed to have elected to have earnings (if any) credited to the Participant’s Deferred Compensation Account by reference to such investment option. If the Committee determines that an investment option is no longer suitable, it may freeze additional elections to have earnings credited by reference to such option and may select another investment option. Alternatively, the Committee may delete the unsuitable investment option for all existing and future elections and may direct that elections with respect to the unsuitable option be transferred to a new option.

Notwithstanding anything to the contrary, Employees who were employed by the Employer as of the Closing Date shall be deemed, in the absence of a contrary election prior to the Closing Date, to have elected to invest such Participant’s Deferred Compensation Account in the same manner as the Participant’s election under the Raytheon Excess Savings Plan on the day before the Closing Date, provided that the Committee may designate one or more funds which shall automatically be substituted for any election to invest in Raytheon Common Stock.

Section 4.03. Statement of Account. The Committee shall make available to each Participant, at least annually, a statement setting forth the balance to the credit of each Participant in his or her Deferred Compensation Account.

ARTICLE V – BENEFITS

Section 5.01. General. Each Participant (or if the Participant is deceased, the Participant’s Beneficiary) shall be entitled to receive, at the time and in the manner set forth in Section 5.03, the sum of: (i) the amount credited to the Participant’s Salary Reduction Account, and (ii) the amount credited to the Participant’s Employer Match Account, less all of the following: (i) all amounts sufficient to satisfy all federal, state, and local withholding requirements, (ii) any amounts owed by Participant or the Participant’s present-interest Beneficiary to the Employer, and (iii) any reduction required pursuant to Section 11.12.

Section 5.02. Beneficiary Designations. In the event a Participant dies before receiving payment of all amounts payable to Participant under the Plan, payment of the remaining amounts shall be made to the Participant’s Beneficiary. The Beneficiary of a Participant shall be the person, persons, entity, or entities designated by the Participant on a beneficiary designation form provided by the Committee. A Participant shall have the right to change the Participant’s Beneficiary designation at any time; provided, however, that no change of a Beneficiary shall be effective until received and accepted by the Committee. In the event a Participant dies without having a Beneficiary designation in force, or in the event no Beneficiary is alive or in being at the time of the Participant’s death, all payments due hereunder shall be made to Participant’s surviving spouse or, if the Participant leaves no surviving spouse, to the Participant’s estate.

If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, it shall have the right to withhold payment until the matter is finally adjudicated. Any payment made in good faith and in accordance with the provisions of the Plan and a Participant’s Beneficiary designation form shall fully discharge the Employer (and all Affiliated Companies), the Committee, and all other persons from all further obligations with respect to such payment.

Section 5.03. Payment. Payment of the portion of the Participant’s Deferred Compensation Account that the Participant is entitled to receive hereunder shall be made in a lump sum payment or in annual installment payments of five, ten or fifteen years, as elected by the Participant, with payment commencing in January following the calendar year in which the Participant incurs a Separation from Service; provided, however, that no election to receive installment payments shall be valid unless such election is made within 30 days after the Employee is first designated as a Participant by the Committee. The failure to make a timely election by a Participant shall require payment to be made in one lump sum payment. Subject to the provisions of Section 11.15 hereof, a Participant may make a written request to the Committee to change an election previously made (or deemed made) and elect to receive payment of the Participant’s benefits (as specified above) in a different form, and the Committee may, in its Sole Discretion, grant such request.

In the case of payment of all or a portion of the Participant’s Deferred Compensation Account in installment payments, the earnings factor (as determined by the Committee in its Sole Discretion pursuant to Section 4.02) will be applied to the portion of Participant’s Deferred Compensation Account remaining to be paid to the Participant.

All elections under this Section 5.03 shall be made upon such form or forms and in such manner as the Committee may from time to time establish.

ARTICLE VI – SOURCE OF BENEFITS

Section 6.01. Source of Benefits. Amounts payable hereunder shall be paid exclusively from the general assets of the Employer. The Employer’s obligation under this Plan shall constitute a mere promise to pay benefits in the future, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or other asset of Employer. The Employer is not obligated to invest in any specific assets or fund, but it may invest in any asset or assets it deems advisable in order to provide a means for the payment of any liabilities under this Plan and may contribute amounts to a trust conforming to the requirements of Revenue Procedure 92-64, as amended. Each Participant shall be an unsecured general creditor of the Employer and shall have no interest whatsoever in any such assets or fund. The Employer’s liability for the payment of benefits hereunder shall be evidenced only by this Plan.

Section 6.02. Multiple Employers. In the event a Participant is or has been employed by two or more Employers and is entitled to a benefit from more than one Employer under this Plan, the liability for the payment of such Participant’s benefits under this Plan shall be apportioned among the Employers based upon a determination made by the Committee in its Sole Discretion. A Participant may only secure payment of benefits from the Employer to whom the Committee has apportioned liability for the benefits.

ARTICLE VII – ADMINISTRATION

Section 7.01. Committee. The Committee shall have full power to administer this Plan in all of its details, which powers shall include, but are not limited to, the authority, in addition to all other powers provided by this Plan, to:

A.	Determine in its Sole Discretion the eligibility of any individual to participate in the Plan;

B.	Make discretionary interpretations regarding the terms of the Plan and make factual findings with respect to any issue arising under the Plan, including, but not limited to, the power to determine whether an individual is eligible to participate in the Plan or receive benefits under the Plan and whether an individual has incurred a Separation from Service, with its interpretation to be final and conclusive;

C.	Compute the amounts payable for any Participant or other person in accordance with the provisions of the Plan, determine the manner and time for making such payments in accordance with the provisions of the Plan, and determine and authorize the person or persons to whom such payments will be paid;

D.	Receive and review claims for benefits and render decisions respecting such claims under the Plan;

E.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

F.	Appoint such agents, specialists, legal counsel, accountants, consultants, or other persons as the Committee deems advisable to assist in administering the Plan; and

G.	Maintain all records of the Plan.

Section 7.02. Reliance on Certificates, etc. The members of the Committee, the Board of Directors, and the officers and employees of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

ARTICLE XIII – AMENDMENT AND TERMINATION

Section 8.01. Amendment. The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment shall be binding upon the Company, the Committee, each Participant, any adopting Employer, and all other persons; provided, however, that no amendment will reduce the amount of the benefit that a Participant is then entitled to receive (the same as if the Participant had incurred a Separation from Service as of such date) without the Participant’s (or present-interest Beneficiary’s) written consent. Notwithstanding the foregoing, no consent shall be required and the Board of Directors shall have the right to modify, alter, or amend this Plan (including a retroactive modification, alteration or amendment), at will and at any time, if it determines, in its Sole Discretion, that such amendment is necessary to comply with applicable law, which shall include, but shall not be limited to, the right to retroactively apply any amendments necessary to keep this Plan an unfunded employee benefit plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA or to comply with any applicable provision of the Code or ERISA or any judicial or administrative guidance.

Section 8.02. Termination. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan for any given length of time and may, at will and at any time, discontinue or terminate this Plan in whole or in part. In addition, an adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees. Upon a complete or partial termination of the Plan, each affected Participant (and present-interest Beneficiary) shall be given notice of the termination and shall be entitled to receive benefits in accordance with Article V.

ARTICLE IX – RESTRICTIONS ON ALIENATION

Section 9.01. Restrictions on Alienation. Until the actual receipt of any benefit under this Plan by a Participant or Beneficiary, no right or benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, garnishment, execution, levy, or charge of any kind, whether voluntary or involuntary, including assignment or transfer to satisfy any liability for alimony or other payments for property settlement or support of a spouse or former spouse or other relative of a Participant or Beneficiary, whether upon divorce, legal separation, or otherwise. Any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, garnish, execute upon, levy upon, or charge any right or benefit under the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit, and no right or benefit hereunder shall be considered an asset of such person in the event of his or her divorce, insolvency, or bankruptcy. The rights of a Participant or a Beneficiary hereunder shall not be subject in any manner to attachment or other legal process for the debts of the Participant or such Beneficiary.

ARTICLE X – CLAIMS PROCEDURES

Section 10.01. Claims. Benefit claim determinations arising under this Plan shall be made in accordance with the provisions of this Article and procedures established by the Committee. These claim procedures are designed to establish reasonable processes and safeguards to ensure that benefit claim determinations are made in accordance with the provisions thereof. All claims for or relating to benefits, whether made by a Participant or other person, shall be made in a writing addressed and delivered to the Committee at the Committee’s main office, and such claim shall contain the claimant’s name, mailing address, and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Committee.

Section 10.02. Claims Review. If a claim is wholly or partially denied, the Committee shall, within a reasonable period of time not to exceed 90 days, notify the claimant in writing of any adverse benefit determination, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing the claim is necessary, written notice of the same shall be provided to the claimant prior to the expiration of the 90-day period and shall indicate the special circumstances which require the extension of time and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 90-day period of time, beginning at the end of the initial 90-day period. The Committee’s notice shall be written in a manner calculated to be understood by the claimant and shall set forth:

A.	The specific reason or reasons for the denial;

B.	Specific reference to pertinent Plan provisions on which the denial is based;

C.	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

D.	An explanation of the claim review procedure set forth in Sections 10.03 and 10.04 below (including, if applicable, a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination).

Section 10.03. Appeal of Claim Denial. A claimant or the claimant’s duly authorized representative shall have 60 days within which to appeal an adverse benefit determination to the Committee. During the pendency of the review, the following provisions shall apply:

A.	The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim to the Committee; and

B.	The claimant shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records, and other relevant information relating to the claim for benefits.

Section 10.04. Review on Appeal. A decision on review shall be rendered within a reasonable period of time, not to exceed 60 days after the claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing the appeal is necessary, written notice of the extension shall be furnished to the claimant prior to the expiration of the 60-day period and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 60-day period of time beginning at the end of the initial 60-day period. The Committee’s decision on review shall be communicated in writing to the claimant and, if adverse, shall take into account all comments, documents, records, and other information submitted by the claimant (without regard to whether such information was submitted or considered in the initial benefit determination). The decision on review shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

A.	The specific reason or reasons for the adverse determination;

B.	Specific reference to pertinent plan provisions on which the benefit determination is based; and

C.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

D.	If applicable, a statement of the claimant’s right to bring an action under ERISA Section 502(a).

Section 10.05. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against the Plan, any trust used in conjunction with the Plan, the Employer, the Company, or the Committee, a claimant must first exhaust the administrative remedies provided in this Article X. Failure to exhaust the administrative remedies provided for in this Article X shall be a bar to any civil action concerning a claim for benefits under the Plan.

ARTICLE XI – MISCELLANEOUS

Section 11.01. Effective Date. This amended and restated Plan shall be effective from and after the date of its adoption by the Board of Directors (the “Effective Date”).

Section 11.02. No Guarantee of Interests. Neither the Employer, Committee, nor Board of Directors (nor any of their members) may guarantee the payment of any amounts which may be or becomes due to any person or entity under this Plan. The liability to make any payment under this Plan is limited to the then available assets of the Employer.

Section 11.03. Payments Net of Withholding and Other Amounts. Notwithstanding any other provision of the Plan, all payments shall be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements, and shall also be net of all amounts owed by Participant or by Participant’s present-interest Beneficiary, to the Employer.

Section 11.04. Binding on Successors. This Plan shall be binding upon all Participants, their respective heirs, and personal representatives and upon the Employer, its successors, and assigns.

Section 11.05. Adoption by Other Employers. Any employer, corporation or other entity with employees now in existence or hereafter formed or acquired, which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Company, adopt this Plan, and thereby, from and after the specified effective date, become an Employer under this Plan. However, the sole and absolute right to amend the Plan is reserved to the Company. It shall not be necessary for the adopting corporation or entity to sign or execute the original or the amended Plan documents. The administrative powers and control of the Company as provided in the Plan, including the sole right of amendment and of appointment and removal of the Committee, shall not be diminished by reason of the participation of any such adopting entity in this Plan.

Section 11.06. Minors and Incompetents. If any person to whom a benefit is payable under this Plan is legally incompetent, either by reason of age or by reason of mental or physical disability, the Committee is authorized to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Company, the Employer, the Committee or the Board of Directors to see to the application of such payments. Payments made pursuant to this authority shall constitute a complete discharge of all obligations hereunder.

Section 11.07. Erroneous Payments. If any person receives any amount of benefits that the Committee in its Sole Discretion later determines that such person was not entitled to receive under the terms of the Plan, such person shall be required to immediately make reimbursement to the Employer. In addition, the Committee shall have the right to offset any future claims for benefits under the Plan against amounts that person was not otherwise entitled to receive.

Section 11.08. Headings. The headings used in this Plan are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions herein.

Section 11.09. Notices. Any notices or communications permitted or required to be given herein by any Participant, the Company, the Committee, the Employer, or any other person shall be deemed given when delivered or when placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.

Section 11.10. Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions thereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 11.11. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between any employee and any employer. Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of an employer or to interfere with the right of the employer to discharge any employee at any time without regard to the effect such discharge might have on the employee as a Participant under this Plan. Further, nothing in this Plan will give any service provider the right to continue performing services for any Employer (whether as a consultant, independent contractor, director, or otherwise), notwithstanding the effect termination of the service relationship might have on the service provider as a Participant under this Plan.

Section 11.12. Certain Limitations. In the event the Employer is subject to legal limitations on the payment of benefits, then benefit payments hereunder shall be reduced or eliminated, as the case may be, to comply with such legal limitations.

Section 11.13. Governing Law. It is the Company’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA, including, but not limited to, Section 409A of the Code, and, consistent with such provisions of the laws of the United States of America and in all other respects, the Plan and all agreements entered into under the Plan shall be governed, construed, administered, and regulated in accordance with the laws of the State of Kansas, without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or any agreement entered into under the Plan shall be maintained exclusively in the state or federal courts in Kansas.

Section 11.14. Nonexclusivity of the Plan. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.

Section 11.15. Changes in Time or Form of Distribution. Notwithstanding any other provision of the Plan, any subsequent election by a Participant under the Plan that has the effect of delaying the time or changing the form of any distribution or payment under the Plan shall satisfy the following requirements:

A.	Such election shall not take effect until at least 12 months after the date on which the election is made;

B.	In the case of an election related to distribution or payment on account of Separation from Service or reaching a specified time, the first payment with respect to which the election is made must be deferred for a period of not less than 5 years from the date such payment otherwise would have been made; and

C.	In the case of an election related to a distribution or payment on account of reaching a specified time, the election shall not be made less than 12 months before the date of the first scheduled payment with respect to such distribution.

Section 11.16. No Acceleration. Except as otherwise permitted by law, the time or schedule of any payment of benefits under this Plan will not be accelerated, and no interpretation, modification, alteration, amendment, or complete or partial termination of this Plan, or any provision of this Plan, will cause or permit acceleration of the time or schedule of any payment of benefits under this Plan.

Section 11.17. Transition Relief for Change in Payment Elections During 2007. A Participant may make a written request to the Committee prior to December 31, 2007, to change an election previously made (or deemed made) pursuant to Section 5.03 and to elect to receive payment of the Participant’s benefits (as specified in Section 5.03 above) and the Committee may, in its Sole Discretion, grant such request. Any such election change will not be treated as a change in the time and form of payment under Code Section 409A or an acceleration of payment under Code Section 409A(a)(3), and this Section 11.17 shall override any inconsistent provision hereof.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed, effective as of the Effective Date.

HAWKER BEECHCRAFT CORPORATION
By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	Vice President, General Counsel and Secretary

Exhibit 10.2

Form of

Hawker Beechcraft, Inc.

Amended and Restated

2008 Employee Equity Investment Plan

1. Purpose. The purpose of this Hawker Beechcraft, Inc. 2008 Employee Equity Investment Plan (the “Plan”) is to incentivize certain employees and officers (“Plan Participants”) of Hawker Beechcraft , Inc. (the “Company”) and its direct and indirect majority owned subsidiaries (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) to promote the growth and success of the Company and its affiliates by offering opportunities to purchase shares of common stock, par value $0.01 per share, of the Company (“Common Stock”). Offers and sales of Common Stock under the Plan are intended to be exempt from the registration requirements of Section 5 of the Securities Act.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”), provided, however, in the event that no such Committee is then in existence, the Plan shall be administered by the Board, and in such event all references herein to the Committee shall be deemed to reference the Board. Subject to the express provisions of the Plan, the Committee shall have the power to select those Plan Participants to whom Common Stock will be offered. The Committee shall determine the number of shares of Common Stock to be offered to each Plan Participant, the price at which such shares shall be sold under the Plan and all other terms and conditions of such offer (which need not be identical to any other offer to Plan Participants). The Committee shall have the power to construe and interpret the Plan, to establish, amend and revoke rules and regulations for the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All such determinations shall be binding and conclusive on Plan Participants.

3. Eligibility. Offers and sales of shares of Common Stock under the Plan may be made to any employee or officer of the Company or any of its direct or indirect majority owned subsidiaries.

4. Price and Payment. The per share purchase price for the Common Stock sold under the Plan shall be set by the Board on a quarterly basis based on the Board’s good faith determination of the fair market value of the Common Stock. Persons who are awarded the right to purchase shares under the Plan shall pay the purchase price for such shares by check or such other payment acceptable to the Company.

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5. Required Agreements. Upon each purchase of shares of Common Stock pursuant to the Plan, the Plan Participant shall enter into a shareholders agreement, subscription agreement and/or restricted stock agreement which shall contain such terms and conditions as determined by the Committee.

6. Rights Not Transferable. The rights of any Plan Participant under this Plan are not transferable other than pursuant to the laws of descent and distribution.

7. No Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Plan Participant the right to be retained in the employ of the Company or any of its direct or indirect majority owned subsidiaries or the right to continue as a director of the Company or any of its direct or indirect majority owned subsidiaries.

8. Amendment and Termination of the Plan. The Board may, at any time, or from time to time, suspend, amend or terminate the Plan; provided, however, that no suspension, amendment or termination of the Plan shall adversely alter any rights or obligations of any party to an agreement entered into pursuant to the Plan prior to any such suspension, amendment or termination.

9. Governing Law. The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of New York without regard to the principles of conflicts of laws.

Dated: May 9, 2008

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Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into this 9th day of May, 2008, by and between James E. Schuster (the “Executive”) and Hawker Beechcraft Corporation, a Kansas corporation (the “Company”).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of March 26, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement on the terms set forth herein to ensure compliance with the requirements of new Code Section 409A; and

WHEREAS, the Executive and the Company have reviewed the terms and provisions hereof and found them acceptable.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1. Certain Terminations. Section 3.2(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

(a) Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company other than for Cause or Disability or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to a payment equal to two (2) times the sum of his Base Salary at the rate in effect immediately prior to the Termination Date plus the Target Annual Bonus Opportunity for the year of such termination (such payments, the “Severance Payments”). In addition, the Company shall pay the Executive a pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year and the number of days in such year prior to and including the Termination Date (the “Pro-Rata Bonus”), payable at the time when annual bonuses are paid generally. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery, and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit F. Subject to Section 3.2(d), the Severance Payments will be paid in equal installments on the Company’s regular payroll dates occurring during the twenty-four (24) month period beginning 30 days after the date of termination, as specified above, provided that payment of such Severance Payments is conditioned upon both the Executive executing the Release and the Release becoming effective within 30 days after the Executive’s termination of employment. The Company shall also provide continued health and welfare benefits to the Executive and his eligible dependents until the first (1st)

anniversary of the Termination Date, on the same basis as a then active employee of the Company, with COBRA benefits commencing thereafter.

2. No Acceleration. The following provision shall be added to the Employment Agreement as a new Section 8.12:

8.12. No Acceleration. Except as otherwise permitted by law, no interpretation, modification, alteration, amendment, or complete or partial termination of this Agreement or any provision of this Agreement shall cause or permit acceleration of the time or schedule of any deferred compensation payment under this Agreement.

3. Remaining Provisions. The remaining provisions of the Employment Agreement shall continue in full force and effect.

4. Construction. The terms and provisions of this Amendment shall be construed as part of the Employment Agreement from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman	/s/ James E. Schuster James E. Schuster
Name:	Gail E. Lehman

Title:	Vice President, General Counsel and Secretary

Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into this 9th day of May, 2008, by and between James K. Sanders (the “Executive”) and Hawker Beechcraft Corporation, a Kansas corporation (the “Company”).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of March 26, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement on the terms set forth herein to ensure compliance with the requirements of new Code Section 409A; and

WHEREAS, the Executive and the Company have reviewed the terms and provisions hereof and found them acceptable.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.    Certain Terminations.    Section 3.2(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

(a)    Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason.    If the Executive’s employment is terminated (x) by the Company other than for Cause or Disability or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to a payment equal to 1.5 times the sum of his Base Salary at the rate in effect immediately prior to the Termination Date plus the Target Annual Bonus Opportunity for the year of such termination (such payments, the “Severance Payments”). In addition, the Company shall pay the Executive a pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year and the number of days in such year prior to and including the Termination Date (the “Pro-Rata Bonus”), payable at the time when annual bonuses are paid generally. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery, and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit A. Subject to Section 3.2(d), the Severance Payments will be paid in equal installments on the Company’s regular payroll dates occurring during the eighteen (18) month period beginning 30 days after the date of termination, as specified above, provided that payment of such Severance Payments is conditioned upon both the Executive executing the Release and the Release becoming effective within 30 days after the Executive’s termination of employment. The Company shall also provide continued health and welfare benefits to the Executive and his eligible dependents until the first (1st)

anniversary of the Termination Date, on the same basis as a then active employee of the Company, with COBRA benefits commencing thereafter.

2.    No Acceleration.    The following provision shall be added to the Employment Agreement as a new Section 8.12:

8.12.    No Acceleration.    Except as otherwise permitted by law, no interpretation, modification, alteration, amendment, or complete or partial termination of this Agreement or any provision of this Agreement shall cause or permit acceleration of the time or schedule of any deferred compensation payment under this Agreement.

3.    Remaining Provisions.    The remaining provisions of the Employment Agreement shall continue in full force and effect.

4.    Construction.    The terms and provisions of this Amendment shall be construed as part of the Employment Agreement from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman	/s/ James K. Sanders

Name:	Gail E. Lehman	James K. Sanders

Title:	Vice President, General Counsel and Secretary

Exhibit 31.1.1

CERTIFICATIONS

I, James E. Schuster, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Acquisition Company, LLC (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 5, 2008

/s/ James E. Schuster
James E. Schuster, President (Principal Executive Officer)

Exhibit 31.1.2

CERTIFICATIONS

I, James E. Schuster, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 5, 2008

/s/ James E. Schuster
James E. Schuster Chief Executive Officer (Principal Executive Officer)

Exhibit 31.1.3

CERTIFICATIONS

I, James K. Sanders, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Acquisition Company, LLC (the “Company”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 5, 2008

/s/ James K. Sanders
James K. Sanders, Vice President and Chief Financial Officer (Principal Financial Officer)

Exhibit 31.1.4

CERTIFICATIONS

I, James K. Sanders, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 5, 2008

/s/ James K. Sanders
James K. Sanders, Vice President and Chief Financial Officer (Principal Financial Officer)

Exhibit 32.1.1

CERTIFICATION

I, James E. Schuster, principal executive officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that, based on my knowledge:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ James E. Schuster
James E. Schuster, Chief Executive Officer (Principal Executive Officer)

August 5, 2008

Exhibit 32.1.2

CERTIFICATION

I, James E. Schuster, principal executive officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that, based on my knowledge:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ James E. Schuster
James E. Schuster, Chief Executive Officer (Principal Executive Officer)

August 5, 2008

Exhibit 32.1.3

CERTIFICATION

I, James K. Sanders, principal financial officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that, based on my knowledge:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ James K. Sanders
James K. Sanders, Vice President and Chief Financial Officer (Principal Financial Officer)

August 5, 2008

Exhibit 32.1.4

CERTIFICATION

I, James K. Sanders, principal financial officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that, based on my knowledge:

(1)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ James K. Sanders
James K. Sanders, Vice President and Chief Financial Officer (Principal Financial Officer)

August 5, 2008